Exhibit 4.1

SMITHFIELD FOODS, INC.

AMENDMENT AGREEMENT NO. 2

TO SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

As of October 1, 2007

To each of the Current Holders

listed in Annex 1 attached hereto

Ladies and Gentlemen:

Smithfield Foods, Inc., a Virginia corporation (together with its respective successors and assigns, the “Company”) agrees with you as follows:

1. PRELIMINARY STATEMENTS.

The Company issued and sold:

(a) one hundred million dollars ($100,000,000) in aggregate principal amount of its seven and eighty-nine one-hundredths percent (7.89%) Series I Senior Secured Notes due October 1, 2009 (as they may be amended, restated or otherwise modified from time to time, the “Series I Notes,”);

(b) fifty million dollars ($50,000,000) in aggregate principal amount of its Variable Rate Series J Senior Secured Notes due October 1, 2009 (as they may be amended, restated or otherwise modified from time to time, the “Series J Notes,”);

(c) fifty million dollars ($50,000,000) in aggregate principal amount of its eight and forty-four one-hundredths percent (8.44%) Series K Senior Secured Notes due October 1, 2009 (as they may be amended, restated or otherwise modified from time to time, the “Series K Notes,”); and

(d) twenty-five million dollars ($25,000,000) in aggregate principal amount of its LIBOR Rate Series L Senior Secured Notes due October 1, 2009 (as they may be amended, restated or otherwise modified from time to time, the “Series L Notes,” and together with the Series I Notes, the Series J Notes and the Series K Notes, collectively, the “Notes”);

pursuant to those separate Second Amended and Restated Note Purchase Agreements each dated as of October 29, 2004 among the Company and the noteholders named in Annex 1 thereto (as amended by that certain Amendment Agreement No. 1 to Second Amended and Restated Note Purchase Agreement, dated as of February 15, 2005, the “Existing Note Purchase Agreements”). The Company represents and warrants to you that the register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 hereto (collectively, the “Current Holders”) is currently a holder of the outstanding aggregate principal amount of the Notes as of the date hereof indicated in such Annex.

The Company has requested that the Required Holders agree, and by executing this Amendment Agreement No. 2 to Second Amended and Restated Note Purchase Agreement (this “Amendment Agreement”) the Required Holders hereby agree, to certain amendments of the Existing Note Purchase Agreements pursuant to the terms and conditions contained herein.

2. DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreements, assuming the Amendments (as defined below) shall have become effective.

3. AMENDMENT TO EXISTING NOTE PURCHASE AGREEMENTS.

Subject to Section 5, the Required Holders, as evidenced by their execution and delivery hereof and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreements as provided for by this Amendment Agreement in the manner specified in Exhibit A hereto. Such amendments are referred to herein, collectively, as the “Amendments”.

4. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

To induce you to enter into this Amendment Agreement and to consent to the Amendments, the Company represents and warrants as follows:

4.1 Organization, Power and Authority, etc.

The Company is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to enter into and perform its obligations under this Amendment Agreement and the Financing Documents to which it is party, as amended hereby. Each Guarantor is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to enter into and perform its obligations under this Amendment Agreement and the Financing Documents to which it is party, as amended hereby.

4.2 No Defaults.

No Default or Event of Default will exist immediately prior to and after giving effect to this Amendment Agreement and the Amendments contemplated hereby.

4.3 Financial Statements; Debt.

(a) The quarterly and annual financial statements most recently delivered to you pursuant to Section 7.1 of the Existing Note Purchase Agreements (such annual financial statements herein referred to as the “Most Recent Audited Financials”) have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of such dates and the results of their operations and cash flows for the periods specified therein.

(b) The aggregate amount of Debt of the Company and the Restricted Subsidiaries as of the Effective Date that is not disclosed in the Most Recent Audited Financials does not exceed $750,000,000.

4.4 Subsidiaries, Restricted Subsidiaries and Affiliates.

Exhibit B states (a) the name of each of the Subsidiaries as of the Effective Date (as defined below), its jurisdiction of organization and the percentage of its Voting Stock owned by the Issuer and each other Subsidiary, and whether it is hereby designated as a Restricted Subsidiary or an Unrestricted Subsidiary, and (b) the name of each of the Affiliates, other than the Subsidiaries, as of the Effective Date and the nature of the affiliation. Each of the Issuer and the Restricted Subsidiaries has good and marketable title to all of the shares it purports to own of the stock of each Restricted Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and nonassessable.

4.5 Pending Litigation.

(a) Pending Litigation. There are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal that, in the aggregate for all such proceedings, actions and investigations, could reasonably be expected to have a Material Adverse Effect.

(b) No Defaults. Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court, Governmental Authority, arbitration board or tribunal that, in the aggregate for all such defaults, could reasonably be expected to have a Material Adverse Effect.

4.6 Title to Properties; UCC Matters.

(a) Title to Properties. The Company and the Restricted Subsidiaries have valid title to all of the Property reflected in the most recent audited consolidated balance sheet referred to in Section 4.3(a) (except as sold or otherwise disposed of in the ordinary course of business), except for such failures to have valid title as are immaterial in the context of such balance sheet and that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

(b) Leases. All leases necessary for the conduct of the business of the Company and the Restricted Subsidiaries are valid and subsisting and are in full force and effect, except for such failures to be valid and subsisting that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

(c) Liens. All Property of the Company and the Restricted Subsidiaries is free from Liens not permitted by Section 6.13 of the Existing Note Purchase Agreements.

(d) UCC Matters. Part 2.5(d) of Annex 2 to the Existing Note Purchase Agreements sets forth with respect to the Company and each Guarantor, as of the First Restatement Date:

(i) each name under which such Person conducts or has conducted all or a portion of its business operations, and

(ii) the location of the principal executive office of each such Person.

Neither the Company nor any Guarantor has changed its name or the name under which it conducts its business operations within the immediately preceding period of five (5) years.

4.7 Full Disclosure.

The financial statements referred to in Section 4.3(a) do not, nor does any Financing Document or any written statement furnished by or on behalf of the Company or any Subsidiary to you in connection with the negotiation or the closing of the transactions contemplated by this Amendment Agreement, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading when viewed in the aggregate. There is no fact that the Company has not disclosed to you in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have a Material Adverse Effect.

4.8 Corporate Organization and Authority.

The Company and each Subsidiary:

(a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (to the extent that such concept is applicable) under the laws of its jurisdiction of organization;

(b) has all legal and corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted;

(c) has all necessary licenses, certificates and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, limited liability company or foreign partnership, as the case may be, in each state in the United States of America and in each other jurisdiction where the failure to be so qualified or licensed and authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

4.9 Restrictions on Company and Restricted Subsidiaries.

(a) Neither the Company nor any Restricted Subsidiary:

(i) is a party to any contract or agreement, or subject to any charter, bylaw, partnership agreement or other restriction that, in the aggregate for all such contracts, agreements, constitutive documents and other restrictions (assuming that all such contracts and agreements are performed in accordance with their respective terms), could reasonably be expected to have a Material Adverse Effect; or

(ii) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.13 of the Existing Note Purchase Agreements.

(b) As of the Effective Date, neither the Company nor any Guarantor is a party to any contract or agreement that restricts the right or ability of the Company or such Guarantor to incur Debt, other than the Existing Note Purchase Agreements and the agreements listed in Part 2.10(b) of Annex 2 to the Existing Note Purchase Agreements (none of which restricts the issuance and sale of the Notes or the performance of the Company hereunder or under the Notes and none of which restricts the guaranty of the Notes by any of the Guarantors under the Joint and Several Guaranty).

4.10 Compliance with Law.

Neither the Company nor any Subsidiary:

(a) is in violation of any law, ordinance, governmental rule or regulation to which it is subject (including, without limitation, those relating to zoning and planning, building, subdivision, inland wetland and environmental and hazardous waste disposal); or

(b) has failed to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business (including, without limitation, to the extent required, building, zoning, subdivision, traffic and environmental approvals and certificates of occupancy);

which violations or failures to obtain, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 USA Patriot Act, Etc.

Neither the Company nor any Subsidiary (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. The Company, the Restricted Subsidiaries and, to the best knowledge of the Company, the Unrestricted Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

4.12 Certain Laws.

The execution and delivery of this Amendment Agreement by the Company and each of the Guarantors and the performance under the Financing Documents by the Company and the Subsidiaries:

(a) is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the Transportation Acts, as amended, or the Federal Power Act, as amended, and

(b) does not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

4.13 Transaction is Legal and Authorized; Obligations are Enforceable.

(a) Transaction is Legal and Authorized. Each of the execution and delivery of this Amendment Agreement by the Company and by each of the Guarantors and compliance by the Company and each of the Guarantors with all of their respective obligations under the Financing Documents:

(i) is within the corporate powers of the Company and each of the Guarantors;

(ii) is legal and does not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or any Restricted Subsidiary under the provisions of (A) any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its Property may be bound or (B) any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to the Company or any of the Guarantors and their respective Property; and

(iii) does not give rise to a right or option of any other Person under any agreement or other instrument, which right or option could reasonably be expected to have a Material Adverse Effect.

(b) Obligations are Enforceable. This Amendment Agreement has been duly authorized by all necessary action on the part of each Obligor and has been executed and delivered by one or more duly authorized officers of such Obligor, and the obligations of each Obligor set forth herein constitute legal, valid and binding obligations of such Obligor, enforceable in accordance with its terms, except that the enforceability of the Financing Documents may be:

(i) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights generally; and

(ii) subject to the availability of equitable remedies.

4.14 Governmental Consent.

Neither the nature of the Company or any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of this Amendment Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or any Guarantor as a condition to the execution and delivery of this Amendment Agreement.

4.15 No Defaults.

(a) The Agreement. No event has occurred and no condition exists that, upon the execution and delivery of this Amendment Agreement, would constitute a Default or an Event of Default.

(b) Charter Instruments, Other Agreements. Neither the Company nor any Restricted Subsidiary nor, to the best knowledge of the Company, any Unrestricted Subsidiary, is in violation in any respect of any term of any charter instrument, bylaw, partnership agreement or other constitutive document or instrument. Neither the Company nor any Subsidiary is in violation in any respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound except for such violations that, in the aggregate for all such violations, could not reasonably be expected to have a Material Adverse Effect.

4.16 Company and the Guarantors.

The Company and the Guarantors are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities and their respective financial resources. The Company and each of the Guarantors receive direct economic and financial benefits from the Debt outstanding under the Existing Note Purchase Agreements by the Company and the existence of such Debt is in the best interests of the Company and each of the Guarantors.

4.17 Solvency.

The fair value of the business and assets of the Company and each Guarantor will be in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Amendment Agreement. Neither the Company nor any Guarantor, after giving effect to the transactions contemplated by this Amendment Agreement, will be engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small assets or capital (within the meaning of applicable law, including, without limitation, Section 548 of the United States Bankruptcy Code), and neither the Company nor any Guarantor has any intent to

(a) hinder, delay or defraud any entity to which it is, or will become, on or after the Effective Date, indebted, or

(b) incur debts that would be beyond its ability to pay as they mature.

4.18 True and Correct Copies.

The Company has delivered to you or your special counsel true and correct copies of (including each amendment and restatement entered into in connection herewith) (a) the Credit Facility, including without limitation that certain First Amendment to the Credit Facility and any corresponding amendment to any other Revolving Credit Agreement (including, without limitation, all schedules and exhibits thereto and all agreements delivered in connection therewith) of the Company or any Subsidiary and (b) each other agreement creating or evidencing Debt of the Company or any Restricted Subsidiary related to the creation or designation of any Unrestricted Subsidiary on or prior to the Effective Date.

5. EFFECTIVENESS OF THE AMENDMENTS.

The Amendments shall become effective as of the date (the “Effective Date”), if at all, at such time as the Required Holders shall have indicated their written consent to the Amendments by executing and delivering the applicable counterparts of this Amendment Agreement. It is understood that any Current Holder may withhold its consent for any reason, and that, without limitation of the foregoing, each Current Holder hereby makes the granting of its consent contingent upon satisfaction of the following conditions:

5.1 Opinions of Counsel.

You shall have received a closing opinion from McGuireWoods LLP, counsel for the Company and the Guarantors, dated as of the Effective Date as to such matters as you may reasonably request. The Company hereby requests and directs its counsel to deliver such closing opinion to you and the other Noteholders.

5.2 Warranties and Representations True.

The warranties and representations contained in Section 4 shall be true on the Effective Date with the same effect as though made on and as of that date.

5.3 No Defaults.

No “Default” or “Event of Default” (as such terms are defined in the Existing Note Purchase Agreements) shall exist in respect of the Notes, this Amendment Agreement or the Existing Note Purchase Agreements.

5.4 Officers’ Certificates.

You shall have received:

(a) a certificate dated the Effective Date and signed by the President, a Vice-President, the Controller, the Treasurer, an Assistant Treasurer or the Chief Financial Officer of the Company, substantially in the form of Exhibit D, certifying that the conditions specified in Section 5.2, Section 5.3, Section 5.7 and Section 5.8 have been fulfilled and that no Default or Event of Default exists on the Effective Date; and

(b) a certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit E, with respect to the matters set forth therein.

5.5 Expenses.

The payment of the expenses to be paid on behalf of the Current Holders pursuant to Section 8 of this Amendment Agreement (to the extent a statement therefor has been presented to the Company on or prior to the Effective Date) shall have been paid in full.

5.6 Ratification by Guarantors

Each Guarantor shall have executed and delivered the ratification of its obligations under the Joint and Several Guaranty as contemplated on the signature pages to this Agreement.

5.7 Other Debt Documents.

The Company shall have delivered to you a true and correct copy of the agreements referred to in Section 4.18.

5.8 Compliance with this Agreement.

Each of the Company and the Guarantors shall have performed and complied with all agreements and conditions contained herein that are required to be performed or complied with by the Company and the Guarantors on or prior to the Effective Date, and such performance and compliance shall remain in effect on the Effective Date.

5.9 Proceedings Satisfactory.

All proceedings taken in connection with the transactions contemplated hereby and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel’s closing opinion, all in form and substance satisfactory to you and your special counsel.

6. EXPENSES.

Whether or not the Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Amendment Agreement, including, but not limited to, the reasonable fees of your special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto. Nothing in this Section 6 shall limit the Company’s obligations pursuant to Section 1.5 of the Existing Note Purchase Agreements.

7. MISCELLANEOUS.

7.1 Part of Existing Note Purchase Agreements; Future References, etc.

This Amendment Agreement shall be construed in connection with and as a part of the Existing Note Purchase Agreements and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreements are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Existing Note Purchase Agreements without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

7.2 Counterparts.

This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile of an executed signature page hereto shall be effective as delivery of an original.

7.3 Governing Law.

THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE COMMONWEALTH OF VIRGINIA EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH COMMONWEALTH THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH COMMONWEALTH.

[Remainder of page intentionally left blank. Next page is signature page.]

If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding among us in accordance with its terms.

SMITHFIELD FOODS, INC.

By:	/s/ Carey Dubois
Name:	Carey Dubois
Title:	Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to

Second Amended and Restated Note Purchase Agreement (I-L)

The undersigned hereby ratify and confirm their obligations pursuant to the Joint and Several Guaranty (as defined in the foregoing Amendment Agreement No. 1 to Second Amended and Restated Note Purchase Agreement (the “Agreement”) and consent to the amendments effected by the Agreement.

THE SMITHFIELD PACKING COMPANY, INCORPORATED
IOWA QUALITY MEATS, LTD.
JOHN MORRELL & CO.
SMITHFIELD BEEF GROUP—SOUDERTON, INC.
NORTH SIDE FOODS CORP.
PACKERLAND HOLDINGS, INC.
SMITHFIELD BEEF GROUP—GREEN BAY, INC.
SMITHFIELD BEEF GROUP—PLAINWELL, INC.
PATRICK CUDAHY INCORPORATED
QTF LIQUIDATION CORP.
SFFC, INC.
SMITHFIELD PURCHASE CORPORATION (successor by merger to Carroll’s Realty, Inc.) SMITHFIELD BEEF GROUP—TOLLESON, INC.

MURPHY-BROWN LLC
By:	John Morrell & Co., as sole member

MURPHY FARMS LLC
QUARTER M FARMS LLC
CARROLL’S FOODS OF VIRGINIA LLC
CARROLL’S FOODS LLC
CIRCLE FOUR LLC
CENTRAL PLAINS FARMS LLC

BROWN’S OF CAROLINA LLC
By:	Murphy-Brown LLC, as sole member
By:	John Morrell & Co., as sole member

BROWN’S FARMS, LLC
By:	Brown’s of Carolina LLC, as sole member
By:	Murphy-Brown LLC, as sole member
By:	John Morrell & Co., as sole member

CARROLL’S REALTY PARTNERSHIP
By:	Smithfield Purchase Corporation, as general partner

[Signature Page to Amendment No. 2 to

Second Amended and Restated Note Purchase Agreement (I-L)

CATTLE PRODUCTION SYSTEMS, INC.
By:	Packerland Holdings, Inc., as sole member

SMITHFIELD-CARROLL’S FARMS
By:	Smithfield Purchase Corporation, as general partner

BROWN’S REALTY PARTNERSHIP
By:	Brown’s Farms, LLC, its partner
By:	Brown’s of Carolina LLC, its sole member and manager
By:	Murphy-Brown LLC, its sole member and manager
By:	John Morrell & Co., as sole member and
By:	Smithfield Purchase Corporation, its partner

By:	/s/ Carey Dubois
Name:	Carey Dubois
Title:	Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to

Second Amended and Restated Note Purchase Agreement (I-L)

Accepted:

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Todd Southerland
Name:	Todd Southerland
Title:	Director

SIGNATURE 4 LIMITED
By:	John Hancock Life Insurance Company, Portfolio Advisor

By:	/s/ Todd Southerland
Name:	Todd Southerland
Title:	Director

SIGNATURE 7 L.P.
By:	John Hancock Life Insurance Company, Portfolio Advisor

By:	/s/ Todd Southerland
Name:	Todd Southerland
Title:	Director

SIGNATURE 6 LIMITED
By:	John Hancock Life Insurance Company, as Portfolio Advisor

By:	/s/ Todd Southerland
Name:	Todd Southerland
Title:	Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:	/s/ Todd Southerland
Name:	Todd Southerland
Title:	Director

[Signature page to Amendment Agreement No. 2 to Second Amended and Restated Note Purchase Agreement]

MANULIFE INSURANCE COMPANY
f/k/a INVESTORS PARTNER LIFE INSURANCE COMPANY

By:	/s/ Todd Southerland
Name:	Todd Southerland
Title:	Director

[Signature Page to Amendment Agreement No. 2 to Second Amended and Restated Note Purchase Agreement]

JPMORGAN CHASE BANK, N.A.
As Directed Trustee for the SBC Master Pension Trust (f/k/a AT&T Long-Term Investment Trust)

By:	/s/ Amy L. Schneeberger
Name:	Amy L. Schneeberger
Title:	Vice President

CAPE FEAR FARM CREDIT, ACA

By:	/s/ Randy T. Pope
Name:	Randy T. Pope
Title:	Vice President

[Signature Page to Amendment Agreement No. 2 to Second Amended and Restated Note Purchase Agreement]

ANNEX 1

CURRENT HOLDERS AND PRINCIPAL AMOUNTS

As of October 1, 2007

Name of Current Holder	Aggregate Principal Amount of Series I Notes Held	Aggregate Principal Amount of Series J Notes Held	Aggregate Principal Amount of Series K Notes Held	Aggregate Principal Amount of Series L Notes Held
John Hancock Life Insurance Company	$-0-	$-0-	$12,950,000	$-0-
John Hancock Life Insurance Company (Private Placement Separate Account 1Z)	$-0-	$-0-	$700,000	$-0-
Signature 4 Limited	$-0-	$-0-	$7,000,000	$-0-
Signature 7 L.P.	$-0-	$-0-	$-0-	$-0-
Signature 6 Limited	$-0-	$-0-	$1,400,000	$-0-
JPMorgan Chase Bank, as Directed Trustee for the AT&T Long-Term Investment Trust	$-0-	$-0-	$1,400,000	$-0-
John Hancock Variable Life Insurance Company	$-0-	$-0-	$700,000	$-0-
Manulife Insurance Company f/k/a Investors Partner Life Insurance Company	$-0-	$-0-	$350,000	$-0-
Cape Fear Farm Credit, ACA	$20,000,000	$-0-	$-0-	$-0-
The Variable Annuity Life Insurance Company	$-0-	$-0-	$7,000,000	$-0-
American General Life Insurance Company	$-0-	$-0-	$3,500,000	$-0-
Total:	$20,000,000	$0	$35,000,000	$-0-

[2]	We would ask that the Company update this Schedule based upon the information available to it, which will with then confirm with the Noteholders.

Annex 1-1

EXHIBIT A

AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENTS

1. Section 6 of the Existing Note Purchase Agreements is hereby amended and restated in its entirety as follows:

6. GENERAL COVENANTS.

The Company covenants and agrees that on and after the Second Restatement Date and thereafter for so long as any of its obligations under the Note Purchase Agreements and the Notes shall be outstanding:

6.1 Payment of Taxes and Claims.

The Company shall, and shall cause each Subsidiary to, pay before they become delinquent,

(a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

(b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property,

provided, that items of the foregoing description need not be paid (x)(i) while being contested in good faith and by appropriate proceedings diligently pursued as long as adequate book reserves have been established and maintained and exist with respect thereto, and (ii) so long as the title of the Company or the Subsidiary, as the case may be, to, and its right to use, such Property, is not materially adversely affected thereby or (y) if any failure to make any such payment could not reasonably be expected to have a Material Adverse Effect.

6.2 Maintenance of Properties and Corporate Existence.

The Company shall, and shall cause each Restricted Subsidiary to,

(a) Property. — maintain its Property in good condition, ordinary wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

(b) Insurance. — maintain, with financially sound and reputable insurers accorded a rating by A.M. Best Company of “A-” or better and a size rating of “XII” or better (or comparable ratings by any comparable successor rating agency), insurance (including, without limitation, the insurance required by the Security Documents) with respect to its Property and business against such casualties and contingencies, of such types (including, without limitation, insurance with respect to losses arising out of Property loss or damage, public liability, business interruption, larceny, workers’

compensation, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated; provided that the Company and the Restricted Subsidiaries may maintain one or more systems of self-insurance if adequate reserves are maintained with respect thereto and if such systems are implemented and operated in a manner consistent with the sound financial practices of similarly situated corporations of established reputations that maintain similar systems of self-insurance;

(c) Financial Records. — maintain sound accounting policies and an adequate and effective system of accounts and internal accounting controls that will safeguard assets, properly record income, expenses and liabilities and assure the production of proper financial statements that the Company is required to deliver pursuant to the terms of Section 7;

(d) Corporate Existence and Rights. — do or cause to be done all things necessary

(i) to preserve and keep in full force and effect its existence, rights and franchises,

(ii) to ensure that the Company legally and beneficially owns eighty-six percent (86%) of the capital stock of each class of Brown’s and one hundred percent (100%) of the capital stock of each of the other Guarantors, and

(iii) to maintain, subject to the provisions of Section 6.24, each Restricted Subsidiary as a Subsidiary, except as otherwise permitted by Section 6.14 and Section 6.15(b); and

(e) Compliance with Law. — not be in violation of any law, ordinance or governmental rule or regulation to which it is subject (including, without limitation, the USA Patriot Act and any Environmental Protection Law) and not fail to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violation or failure to obtain could be reasonably expected to have a Material Adverse Effect.

6.3 Payment of Notes and Maintenance of Office.

The Company shall punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) to become due in respect of, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and shall maintain an office at the address of the Company set forth in Section 10.1 where notices, presentations and demands in respect hereof and of the Notes may be made upon it. Such office shall be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which shall in any event be located within the United States of America.

6.4 Intentionally Deleted.

6.5 Intentionally Deleted.

6.6 Funded Debt to Capitalization Ratio.

The Company shall not at any time permit Consolidated Funded Debt to exceed sixty-five percent (65%) of Consolidated Total Capitalization.

6.7 Maintenance of Funded Debt.

The Company shall not permit Consolidated Funded Debt, determined as of the end of each fiscal quarter of the Company, to exceed four hundred percent (425%) of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Company ended at such time.

6.8 Consolidated Interest Coverage Ratio; Consolidated Fixed Charges.

(a) The Company shall not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any period of four consecutive fiscal quarters of the Company to be less than 3.00 to 1.00.

(b) The Company shall not at any time permit the ratio of Consolidated Net Income Available for Fixed Charges (calculated in respect of the period of eight (8) consecutive fiscal quarters of the Company then most recently ended) to Consolidated Fixed Charges (calculated in respect of such period) to be less than 1.50 to 1.00.

6.9 Restrictions on Dividends, etc.

The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance (other than statutory, regulatory or common law restrictions) on the right or power of any Restricted Subsidiary to

(a) pay dividends or make any other distributions on such Restricted Subsidiary’s stock to the Company or any other Restricted Subsidiary,

(b) pay any indebtedness owed by such Restricted Subsidiary to the Company or any other Restricted Subsidiary,

(c) make loans or pay advances to the Company or any other Restricted Subsidiary, or

(d) transfer any of its Property to the Company or any Guarantor; provided, however, that:

(x) a Restricted Subsidiary may be subject to an encumbrance or restriction described in subsection (d) above if such encumbrance or restriction (i) restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license, or similar contract, (ii) exists by virtue of any transfer of, agreement to transfer, option, or right with respect to, any property or assets of the Company or any other Restricted Subsidiary not otherwise prohibited by this Note Purchase Agreement, or (iii) is contained in a security agreement, mortgage or other similar document securing Debt of the Company or any Restricted Subsidiary that is permitted hereunder to the extent such restriction or encumbrance restricts the transfer of the property subject to such agreement, or (iv) ordinary course provisions restricting the assignability of contracts;

(y) a Restricted Subsidiary may be subject to restrictions on the payment of dividends or the making of other distributions on its stock to the Company or the other Restricted Subsidiaries so long as such restrictions permit the payment of such dividends and the making of such other distributions that are necessary in order to make any and all payments due (including, without limitation, any and all amounts due by way of acceleration, required or optional prepayment or otherwise) in connection with the Notes, the Note Purchase Agreements and the other Financing Documents, and any and all indebtedness used to refinance or repay such indebtedness (without increase as to principal amount or interest rate of such refinancing indebtedness); and

(z) a Restricted Subsidiary may be subject to any such encumbrance and restriction that is not otherwise allowed under subsections (x) and (y) above, so long as the aggregate contributions to Consolidated EBITDA for the period of four (4) fiscal quarters then most recently ended of all Restricted Subsidiaries subject to such encumbrances and restrictions that are not otherwise allowed under subsections (x) and (y) above, are less than or equal to fifteen percent (15%) of such Consolidated EBITDA; such contribution shall be based on the earnings before interest, taxes, depreciation and amortization of each such Restricted Subsidiary for such fiscal year.

6.10 Consolidated Net Worth.

The Company shall not at any time permit Consolidated Net Worth, determined at such time, to be less than the sum of

(a) one billion four hundred fifty million dollars ($1,450,000,000), plus

(b) the sum of the Company Fiscal Year Net Worth Increase Amounts calculated for all fiscal years of the Company ended on or after the Second Restatement Date.

6.11 Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) engage in any dealings or transactions with any such Person.

6.12 Restricted Payments and Restricted Investments.

(a) Limitation on Restricted Payments and Restricted Investments. The Company shall not, and shall not permit any Restricted Subsidiary to, at any time declare or make or incur any liability to declare or make any Restricted Payment (other than Restricted Payments comprised solely of Distributions to the Company or a Wholly-Owned Restricted Subsidiary in respect of the capital stock of a Subsidiary (“Permitted Distributions”)) or make or authorize any Restricted Investment, unless

(i) immediately after giving effect to the proposed Restricted Payment or Restricted Investment, the aggregate amount of all Restricted Payments (other than Permitted Distributions) and Restricted Investments in each case made or authorized after February 1, 2000 does not exceed the sum of

(A) one hundred million dollars ($100,000,000); plus

(B) fifty percent (50%) of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus one hundred percent (100%) of such deficit) for the period commencing on February 1, 2000 and ending on the date of such proposed transaction; plus

(C) one hundred percent (100%) of the aggregate net cash proceeds received by the Company after March 9, 2000 from the issuance or sale of shares of capital stock of the Company (other than Mandatorily Redeemable Stock); plus

(D) the market value of (but in any event not exceeding the Fair Market Value of the assets or stock acquired with) the shares of capital stock issued by the Company in payment for the stock or assets of any Person acquired by the Company or any Subsidiary after March 9, 2000 in an arm’s-length transaction;

(ii) immediately prior to, and immediately after giving effect to the proposed Restricted Payment or Restricted Investment, the Company would be permitted by Section 6.6 to incur at least one dollar ($1.00) of additional Funded Debt owed to a Person other than a Restricted Subsidiary; and

(iii) immediately prior to, and immediately after giving effect to, the proposed Restricted Payment or Restricted Investment, no Default or Event of Default exists or would exist.

(b) Time of Payment of Distributions. The Company shall not, and shall not permit any Restricted Subsidiary to, authorize a Distribution on its capital stock that is not payable within sixty (60) days of authorization.

(c) Restricted Subsidiaries. Each Person that became or becomes a Preexisting Restricted Subsidiary or a New Restricted Subsidiary shall be deemed to have made, at the time it became or becomes a Subsidiary, all Restricted Investments of such Person existing immediately after it became or becomes a Preexisting Restricted Subsidiary or a New Restricted Subsidiary, as the case may be.

6.13 Liens.

(a) Negative Pledge. The Company shall not, and shall not permit any Restricted Subsidiary to, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of their Property, whether now owned or hereafter acquired, to be subject to a Lien except:

(i) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 6.1 or by any provision of the other Financing Documents;

(ii) Liens incurred or deposits made in the ordinary course of business

(A) in connection with workers’ compensation, unemployment insurance, social security and other like laws, and

(B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 6.13(a)(iii)) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

(C) under the Federal Packers and Stockyard Act, as amended;

(iii) Liens

(A) arising from judicial attachments and judgments,

(B) securing appeal bonds, supersedeas bonds, or

(C) arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose),

provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(iv) Liens in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real Property, provided that such exceptions and encumbrances do not in the aggregate materially detract from the value of such Properties or materially interfere with the use of such Properties in the ordinary conduct of the owning Person’s business;

(v) (A) Liens (of a type other than set forth in Section 6.13(a)(ix)) in existence on the First Restatement Date, more specifically described on Part 6.13(a)(v) of Annex 2; and

(B) Liens securing renewals, extensions and refinancings of Debt secured by the Liens permitted by clause (A) immediately above, provided that the amount of Debt secured by each such Lien is not increased in excess of the amount of Debt outstanding on the date such Lien was originally created, and none of such Liens is extended to include any additional Property of the Company or any Restricted Subsidiary;

(vi) on or prior to the Collateral Release Date, Liens on the Collateral

(A) in favor of the Security Trustee for the benefit of the holders of the Notes that secure obligations under any of the Financing Documents, and

(B) constituting Permitted Exceptions;

(vii) on or prior to the Collateral Release Date, Liens on Property (other than the Collateral) securing Debt incurred and permitted to exist in accordance with the provisions of Sections 6.6 and 6.7;

(viii) Purchase Money Liens, if, after giving effect thereto and to any concurrent transactions:

(A) each such Purchase Money Lien secures Debt in an amount not exceeding the cost of acquisition or construction of the particular Property to which such Debt relates; and

(B) no Default or Event of Default would exist;

(ix) on or prior to the Collateral Release Date, Liens on Property of the Restricted Subsidiaries primarily constituting inventory or accounts that secure obligations arising under Revolving Credit Agreements of the Company or any Restricted Subsidiary; and

(x) after the Collateral Release Date, Liens securing Debt of the Company or any Subsidiary, provided that at the time of the incurrence thereof and after giving effect thereto and to the concurrent retirement of any other Debt,

(A) the aggregate outstanding principal amount of all Debt of the Company and the Subsidiaries secured by Liens (including, without limitation, Liens permitted by Section 6.13(a)(v) and Section 6.13(a)(viii)) would not exceed fifteen percent (15%) of Consolidated Total Tangible Net Worth, determined at such time; and

(B) no Default or Event of Default would exist.

(b) Collateral. Nothing in this Section 6.13 shall be deemed to permit the Company or any Guarantor to cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien in violation of the terms of the Security Documents.

(c) Stock. Notwithstanding anything to the contrary in Section 6.13(a), the Company shall not, and shall not permit any Restricted Subsidiary to cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of the capital stock of any Restricted Subsidiary (other than Smithfield Romania SRL, a Romanian limited liability company, Prima Farms Sp z o o, a Polish corporation, and Smithfield Procesare SRL, a Romanian limited liability company) whether now owned or hereafter acquired, to be subject to a Lien.

(d) Equal and Ratable Lien; Equitable Lien. In case any Property not otherwise the subject of a prior perfected Lien in favor of the Security Trustee shall be subjected to a Lien in violation of this Section 6.13, the Company shall forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes shall be secured equally and ratably with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company shall cause to be delivered to each holder of a Note an opinion of independent counsel to the effect that such agreements and instruments are enforceable in accordance with their terms, and in any such case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes. Such violation of this Section 6.13 shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 6.13(d).

(e) Financing Statements. The Company shall not, and shall not permit any Restricted Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Restricted Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 6.13 or to evidence for informational purposes a lessor’s interest in Property leased to the Company or any such Restricted Subsidiary.

6.14 Merger; Acquisition; Other Investments.

(a) Merger and Consolidation. The Company shall not, and shall not permit any Restricted Subsidiary to, merge with or into, consolidate with, or sell, lease as lessor, transfer or otherwise dispose of all or substantially all of its Property to, any other Person or permit any other Person to merge with or into or consolidate with it except:

(i) the Great Lakes Cattle Merger;

(ii) any Subsidiary may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary; provided, that if any such transaction shall be between a Subsidiary Guarantor and a Restricted Subsidiary not a Subsidiary Guarantor, and such Subsidiary Guarantor is not the continuing or surviving corporation, then the continuing or surviving corporation shall have assumed all of the obligations of such Subsidiary Guarantor hereunder pursuant to documentation satisfactory to the Required Noteholders;

(iii) a Restricted Subsidiary may merge into, consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, the Company or a Wholly-Owned Restricted Subsidiary; provided that if any such transaction is between a Guarantor and a Restricted Subsidiary other than a Guarantor, and if such Guarantor is not the continuing or surviving entity, then the continuing or surviving entity shall have assumed all of the obligations of such Guarantor hereunder pursuant to documentation satisfactory to the Required Noteholders; and

(iv) the Company may merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of its Property to, another corporation, if:

(A) the corporation that results from such merger or consolidation or that purchases, leases, or acquires all or substantially all of such Property (the “Surviving Corporation”) is organized under the laws of, and has substantially all of its Property located in, the United States of America or any jurisdiction thereof;

(B) the due and punctual payment of the principal of and Make-Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants herein and in the other Financing Documents to be performed and observed by the Company, are expressly assumed by the Surviving Corporation pursuant to such agreements or instruments as shall be satisfactory to the Required Holders, and the Company shall cause to be delivered to each holder of Notes an opinion of independent counsel (which opinion and counsel are satisfactory to the Required Holders) to the effect that such agreements and instruments are enforceable in accordance with their terms; and

(C) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist.

(b) Acquisitions and Joint Venture Investments. The Company will not, and will not permit any of its Restricted Subsidiaries to consummate any Acquisition or

Joint Venture Investment, unless immediately prior to such Acquisition or Joint Venture Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and:

(i) (a) such transaction is an Acquisition and such Acquisition (if by purchase of assets, merger or consolidation) is effected in such manner that the acquired business, and the related assets, are owned either by the Company or a Restricted Subsidiary and, if effected by merger or consolidation involving the Company, the Company is the continuing or surviving entity and, if effected by merger or consolidation involving a Restricted Subsidiary, the continuing or surviving entity is a Restricted Subsidiary; or (b) such transaction is an Acquisition and such Acquisition (if by purchase of stock or partner, member or other ownership interests) is effected in such manner so that the acquired entity becomes a Restricted Subsidiary; and

(ii) such transaction is an Acquisition or a Joint Venture Investment and immediately after giving effect to such Acquisition or Joint Venture Investment the Company is in compliance with Sections 6.6, 6.7, 6.8 and 6.10 (the determination of such compliance to be calculated on a pro forma basis, as at the end of the fiscal quarter most recently ended prior to the date of such Acquisition or Joint Venture Investment for which financial statements of the Company and its Restricted Subsidiaries are available, under the assumption that such Acquisition or Joint Venture Investment and any other Acquisitions or Joint Venture Investments consummated during the twelve-month period ending on such date shall have occurred, and any Debt in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for such period for all loans outstanding under the Credit Facility on the date of such Acquisition or Joint Venture Investment) and, in the event that the aggregate amount of the expenditures in respect of any single such Acquisition or Joint Venture Investment exceeds $100,000,000, the Company shall have delivered to each of the holders of Notes a certificate of a Senior Financial Officer showing calculations in reasonable detail to demonstrate compliance with this subclause (ii) and certifying that prior to such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(c) Investments in Unrestricted Subsidiaries.

(i) The Company shall not, and shall not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries or other Persons in cash or other Property of the Company or any Restricted Subsidiary or by issuance of capital stock of a Restricted Subsidiary, unless (x) immediately prior to and after giving effect to such Investment (each, a “Current Investment”), no Default or Event of Default shall have occurred and be continuing and (y) the aggregate book value of such Current Investment, taken together with all other Investments made pursuant to this clause (c)(i) after the February 2005

Amendment Effective Date and prior to the date of such Current Investment, does not exceed 3% of Consolidated Total Assets (determined as at the end of the fiscal quarter most recently ended prior to the date of such Current Investment for which financial statements of the Company and the Restricted Subsidiaries are available), provided that the aggregate amount of such Current Investments permitted under this clause (i) shall not be subject to the limitation contained in clause (y) if:

(A) at the time of each Current Investment described in clause (i) above, the Company is in compliance with Sections 6.6, 6.7, 6.8 and 6.10 (the determination of such compliance to be calculated on a pro forma basis, as at the end of the fiscal quarter most recently ended prior to the date of such Current Investment for which financial statements of the Company and the Restricted Subsidiaries are available, under the assumption that such Current Investment shall have been made, and any Debt in connection therewith shall have been incurred, at the beginning of the applicable period and under the further assumption that interest for such period had been equal to the actual weighted average interest rate in effect for such period for all loans outstanding under the Credit Facility on the date of such Current Investment);

(B) immediately after such Current Investment is made, the Company would be permitted to borrow at least an additional $300,000,000, under and pursuant to the terms of the Credit Facility (as in effect at such time) and subject to no unsatisfied conditions related to its financial condition or performance or defaults under such Credit Facility; and

(C) if the aggregate amount of such Current Investment exceeds $100,000,000, contemporaneously with the making of such Current Investment, the Company delivers to each Noteholder a certificate of a Senior Financial Officer showing calculations in reasonable detail to demonstrate compliance with the foregoing sub-clauses (A) and (B) and certifying that prior to such Current Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(ii) The Company shall not, and shall not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries or other Persons through the issuance of additional capital stock in the Company, unless immediately prior to and after giving effect to such Investments, no Default or Event of Default shall have occurred and be continuing, and the Company complies with the requirements set forth in sub-clauses (i)(A), (B) and (C) above as if such Investment were being made in cash.

6.15 Transfers of Property; Subsidiary Stock.

(a) Transfers of Property. The Company shall not, and shall not permit any Restricted Subsidiary to, sell (including, without limitation, any sale and subsequent leasing as lessee of such Property), lease as lessor, transfer, or otherwise dispose of any Property (individually, a “Transfer” and collectively, “Transfers”), except

(i) Transfers of inventory, obsolete or worn-out Property or excess equipment no longer useful in the business of the Company or such Restricted Subsidiary, in each case in the ordinary course of business of the Company or such Restricted Subsidiary, and the Smithfield Canada Transfer;

(ii) Transfers from a Restricted Subsidiary to the Company or to any Guarantor and Transfers from the Company to any Guarantor; and

(iii) any other Transfer (including a Transfer of Property to any Person and the concurrent rental or lease of such transferred Property from such Person) at any time of any Property to a Person, other than an Affiliate, for an Acceptable Consideration, if each of the following conditions would be satisfied with respect to such Transfer:

(A) the sum of

(I) the current book value of such Property, plus

(II) the aggregate book value of all other Property of the Company, Preexisting Restricted Subsidiaries and New Restricted Subsidiaries Transferred (other than in Transfers referred to in the foregoing clause (i) and clause (ii) (collectively, “Excluded Transfers”)) during the period beginning on the first day of the then current fiscal year of the Company and ended immediately prior to the date of such Transfer, would not exceed ten percent (10%) of Consolidated Total Assets determined as at the end of the most recently ended fiscal year of the Company prior to giving effect to such Transfer,

(B) the sum of

(I) the current book value of such Property, plus

(II) the aggregate book value of all other Property of the Company, Preexisting Restricted Subsidiaries and New Restricted Subsidiaries Transferred (other than in Excluded Transfers) during the period commencing on October 31, 1999 and ended at the time of such Transfer, would not exceed twenty percent (20%) of Consolidated Total Assets determined as at the end of the most recently ended fiscal year of the Company prior to giving effect to such Transfer, and

(C) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist,

provided, that all or any portion of the assets which are the subject of any Transfer of Property shall be excluded for purposes of clause (A) and clause (B) of this Section 6.15(a)(iii), and such Transfer shall be a Transfer permitted under this Section 6.15(a)(iii) notwithstanding non-compliance with clause (A) and clause (B) of this Section 6.15(a)(iii), if, within the one hundred eighty (180) days prior to, or the three hundred sixty (360) days after, such Transfer, the entire proceeds of all or any portion of such Transfer to be excluded (net of ordinary and reasonable transaction costs and expenses incurred in connection with such Transfer) are applied by the Company or a Preexisting Restricted Subsidiary or New Restricted Subsidiary to:

(x) the purchase of operating assets of the Company or any Restricted Subsidiary reasonably equal in value to that portion of the Property which is the subject of such Transfer and is to be excluded of clause (A) and (B) of this Section 6.15(a)(iii), so long as each such investment shall not have been included in the calculation of any other exclusion of any other Transfer proposed to be excluded from the operation of clause (A) or clause (B) of this Section 6.15(a)(iii), or

(y) an optional prepayment of Notes pursuant to Section 4.4.

; provided, further, that to the extent that the Company or any Restricted Subsidiary has acquired any operating assets during said one hundred eighty (180) day period prior to such Transfer, then, at the option of the Company, the proceeds of such Transfer may be deemed to have been reinvested for the purpose of determining compliance with the preceding proviso.

Notwithstanding anything to the contrary contained herein, the Company shall not, and shall not permit any Restricted Subsidiary to, sell, lease as lessor, transfer or otherwise dispose of any of the Collateral except as expressly permitted by Section 6.15(c).

(b) Transfers of Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, Transfer any shares of the capital stock (or any warrants, rights or options to purchase stock or other Securities exchangeable for or convertible into capital stock) of a Preexisting Restricted Subsidiary or New Restricted Subsidiary (such capital stock, warrants, rights, options and other Securities herein called “Restricted Subsidiary Stock”), nor shall any Subsidiary issue, sell or otherwise dispose of any shares of its own Restricted Subsidiary Stock, provided that the foregoing restrictions do not apply to:

(i) the issuance by a Restricted Subsidiary of shares of its own Restricted Subsidiary Stock to the Company or a Wholly-Owned Restricted Subsidiary;

(ii) Transfers by the Company or a Restricted Subsidiary of shares of Restricted Subsidiary Stock to the Company or a Wholly-Owned Restricted Subsidiary;

(iii) the issuance by a Restricted Subsidiary of directors’ qualifying shares; and

(iv) the Transfer of all of the Restricted Subsidiary Stock of a Restricted Subsidiary owned by the Company and the other Restricted Subsidiaries if

(A) such Transfer satisfies the requirements of Section 6. 1 5(a)(iii);

(B) in connection with such Transfer the entire investment (whether represented by stock, Debt, claims or otherwise) of the Company and the other Restricted Subsidiaries in such Restricted Subsidiary is Transferred to a Person other than the Company or a Restricted Subsidiary not simultaneously being disposed of;

(C) the Restricted Subsidiary being disposed of has no continuing investment in any other Restricted Subsidiary not simultaneously being disposed of or in the Company; and

(D) immediately prior to, and immediately after the consummation of such Transfer, and after giving effect thereto, no Default or Event of Default exists or would exist.

For purposes of determining the book value of Property constituting Restricted Subsidiary Stock being Transferred as provided in clause (iv) above, such book value shall be deemed to be the aggregate book value of all assets of the Preexisting Restricted Subsidiary or New Restricted Subsidiary that shall have issued such Restricted Subsidiary Stock.

Nothing in this Section 6.15(b) shall be deemed to permit the Company or any Restricted Subsidiary to sell any shares of capital stock of any Restricted Subsidiary in violation of Section 6.2(d)(ii).

(c) Transfers of Collateral.

(i) The Company shall not, and shall not permit any Restricted Subsidiary to, sell or otherwise Transfer any Property constituting Collateral, except Transfers for an Acceptable Consideration of obsolete or worn-out equipment constituting Collateral, or excess equipment constituting Collateral, in each case that is no longer useful in the business of the Company or such Restricted Subsidiary, if each of the following conditions would be satisfied with respect to such Transfer:

(A) the sum of

(x) the current book value of such Property, plus

(y) the aggregate book value of all other Property of the Company, Preexisting Restricted Subsidiaries and New Restricted Subsidiaries Transferred pursuant to this Section 6.15(c) during the period beginning on the first day of the then current fiscal year of the Company and ended immediately prior to the date of such Transfer, would not exceed five million dollars ($5,000,000),

(B) the sum of

(x) the current book value of such Property, plus

(y) the aggregate book value of all other Property of the Company, Preexisting Restricted Subsidiaries and New Restricted Subsidiaries Transferred pursuant to this Section 6.15(c) during the period commencing on October 29, 1999 and ended at the time of such Transfer, would not exceed twenty million dollars ($20,000,000) and

(C) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist,

provided, that all or any portion of the assets which are the subject of any Transfer of Property shall be excluded for purposes of clause (A) and clause (B) of this Section 6.15(c)(i) if, within one hundred twenty (120) days after such Transfer, the entire proceeds of such Transfer (net of ordinary and reasonable transaction costs and expenses incurred in connection with such Transfer) are applied by the Company, a Preexisting Restricted Subsidiary or a New Restricted Subsidiary to:

(y) the purchase of Property of the Company, any Preexisting Restricted Subsidiary or any New Restricted Subsidiary reasonably equal in value or use to the Property which is the subject of such Transfer, so long as (1) such Property is subject to a perfected first-priority security interest in favor of the Security Trustee for the benefit of the holders from time to time of the Notes, (2) such Property constitutes Collateral and (3) each such investment shall not have been included in the calculation of any other exclusion of any other Transfer proposed to be excluded from the operation of clause (A) or clause (B) of this Section 6.15(c)(i), or

(z) an optional prepayment of Notes pursuant to Section 4.4.

The Company acknowledges and agrees that until applied pursuant to this Section 6.15(c), the net proceeds of any such Transfer of Collateral by the Company, any Preexisting Restricted Subsidiary or any New Restricted Subsidiary shall be held in trust by the Security Trustee pursuant to the terms of the Security Documents.

(ii) Transfers for an Acceptable Consideration of other Collateral, if each of the following conditions would be satisfied with respect to such Transfer:

(A) the sum of

(x) the current book value of such Property, plus

(y) the aggregate book value of all other Property of the Company and the Restricted Subsidiaries Transferred pursuant to this Section 6.15(c)(ii) during the period commencing on October 29, 1999 and ended at the time of such Transfer, would not exceed six million dollars ($6,000,000) and

(B) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist,

provided, that the Company shall furnish to each of the holders of the Notes, in connection with each such Transfer, a certificate of (x) a Senior Financial Officer and satisfaction of such condition stating (1) the book value of the Property to be Transferred, (2) the aggregate book value of all other Property Transferred prior to such transfer pursuant to this Section 6.15(c)(ii), (3) to the extent such Property Transferred includes real property, that such Transfer shall not adversely affect the access to, or value of, any remaining real property constituting Collateral, and (4) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist, and (y) the Secretary or Assistant Secretary of the transferor certifying the establishment of Acceptable Consideration for such transfer. Upon receipt of each such certificate, each of the holders of each of the Notes shall promptly advise the Security Trustee in writing to execute and deliver appropriate releases of such Property from the Liens created by the Security Documents.

6.16 [Intentionally Deleted].

6.17 Environmental Compliance.

(a) Compliance. The Company shall, and shall cause each Subsidiary to, comply with all Environmental Protection Laws in effect in each jurisdiction where it is doing business and where the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Liability. The Company shall not, and shall not permit any Subsidiary to, permit itself to be subject to any liability under any Environmental Protection Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18 Line of Business.

The Company shall not, and shall not permit any Subsidiary to, engage in any business other than businesses engaged in by the Company and the Subsidiaries on the First Restatement Date.

6.19 Transactions with Affiliates.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, (b) prior to the Collateral Release Date, transactions between or among the Company and its Restricted Subsidiaries not involving any other Affiliate, (c) on and after the Collateral Release Date, transactions between or among the Company and the Guarantors not involving any other Affiliate and any other transactions between or among the Company and its Restricted Subsidiaries not involving any other Affiliate which are expressly permitted by this Agreement, and (d) any Restricted Payment permitted by Section 6.12.

6.20 Tax Consolidation.

The Company shall not file or consent to the filing of a consolidated tax return with any Person other than a Subsidiary, or permit the filing of any consolidated tax return by any Subsidiary with any Person other than the Company or another Subsidiary.

6.21 ERISA.

(a) Compliance. The Company shall, and shall cause each ERISA Affiliate to, at all times with respect to each Pension Plan,

(i) make timely payment of contributions required

(A) to meet the minimum funding standard set forth in ERISA or the IRC with respect thereto, or

(B) to be paid as provided for by section 515 of ERISA, and

(ii) comply with all other applicable provisions of ERISA.

(b) Relationship of Vested Benefits to Pension Plan Assets.

(i) The Company shall not at any time permit the present value of all employee benefits vested under all Morrell Pension Plans to exceed the assets of such Morrell Pension Plans allocable to such vested benefits at such time by more than fifty-five million dollars ($55,000,000), in each case determined pursuant to Section 6.21(c).

(ii) The Company shall not at any time permit the present value of all employee benefits vested under all Pension Plans other than Morrell Pension Plans to exceed the assets of all such Pension Plans other than Morrell Pension Plans allocable to such vested benefits at such time by more than five percent (5%) of Consolidated Total Liabilities, in each case determined pursuant to Section 6.21(c).

(c) Valuations. All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Pension Plans and the present value of assets of Pension Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law.

(d) Prohibited Actions. The Company shall not, and shall not permit any ERISA Affiliate to:

(i) engage in any “prohibited transaction” (as such term is defined in section 406 of ERISA or section 4975 of the IRC) or “reportable event” (as such term is defined in section 4043 of ERISA) that would result in the imposition of a material tax or penalty;

(ii) incur with respect to any Pension Plan any “accumulated funding deficiency” (as such term is defined in section 302 of ERISA), whether or not waived;

(iii) terminate any Pension Plan in a manner that could result in

(A) the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to section 4068 of ERISA or

(B) the creation of any liability under section 4062 of ERISA;

(iv) fail to make any payment required by section 515 of ERISA; or

(v) be an “employer” (as such term is defined in section 3 of ERISA) required to contribute to any Multiemployer Plan or a “substantial employer” (as such term is defined in section 4001 of ERISA) required to contribute to any

Multiple Employer Pension Plan if, at such time, it could reasonably be expected that the Company or any Subsidiary will incur withdrawal liability in respect of such Multiemployer Plan and such liability, if incurred, together with the aggregate amount of all other withdrawal liability as to which there is a reasonable expectation of incurrence by the Company or any Subsidiary under any one or more Multiemployer Plans, could reasonably be expected to have a Material Adverse Effect.

(e) Foreign Pension Plans. To the extent that the Company or any Subsidiary is subject to any requirements of any Foreign Pension Plan, the Company shall, and shall cause each such Subsidiary to, comply with such requirements if the failure to so comply would have, either individually or in the aggregate, a Material Adverse Effect.

6.22 Guaranties.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, be or become liable in respect of any Guaranty except

(i) Guaranties of Debt which constitutes a part of Consolidated Funded Debt;

(ii) Guaranties of obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries;

(iii) Guaranties of liabilities which constitute a part of Consolidated Current Liabilities (including, without limitation, Guaranties of obligations of the Company and the Restricted Subsidiaries under Revolving Credit Agreements to the extent such Guaranties are not permitted by clause (i) above); and

(iv) Guaranties of amounts payable with respect to Operating Rentals constituting a portion of Consolidated Fixed Charges.

(b) Notwithstanding the provisions of clause (a) above, the Company shall not permit any Restricted Subsidiary to

(i) be or become liable for any Guaranty of Debt of the Company, any other Subsidiary or any Affiliate, or

(ii) issue any Mandatorily Redeemable Stock,

in each case unless such Restricted Subsidiary enters into an enforceable and unconditional Guaranty of the obligations of the Company under the Notes, upon terms and conditions satisfactory to the Required Holders. Notwithstanding the foregoing, in no event shall the Company or any Restricted Subsidiary be or become liable in respect of any Guaranty of Third Party Debt if the indebtedness or other liabilities that are the subject of such Guaranty would be prohibited by Section 6.6 or Section 6.7.

6.23 Private Offering.

The Company shall not, and shall not permit any Subsidiary or any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issuance or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

6.24 Subsidiaries; Designation and Maintenance of Unrestricted Subsidiaries.

(a) Right of Designation. Subject to the satisfaction of the requirements of Section 6.24(c) hereof, the Company (i) designates, as of the February 2005 Amendment Effective Date, each of its Subsidiaries as either a Restricted Subsidiary or an Unrestricted Subsidiary as set forth in Exhibit B to the February 2005 Amendment and (ii) after the February 2005 Amendment Effective Date shall have the right to designate each Person which ‘shall have become a Subsidiary after the February 2005 Amendment Effective Date as an Unrestricted Subsidiary or a Restricted Subsidiary by delivering to each holder of Notes a writing, signed by a Senior Officer, certifying that the Company shall have so designated such Person prior to or within thirty (30) days of the such Person becoming a Subsidiary. Any such Subsidiary so designated within such thirty (30) day period shall be deemed to have been an Unrestricted Subsidiary as of the date it shall have become a Subsidiary and any Subsidiary not so designated within such thirty (30) day period shall be deemed, on and after the date it shall have become a Subsidiary and without any further action by the Company or any holder of Notes, to have been designated by the Company as a Restricted Subsidiary. In no event will a Subsidiary be permitted to be designated as an Unrestricted Subsidiary if any Default or Event of Default exists immediately prior to or after giving effect to such designation.

(b) Right of Redesignation. The Company may, at any time, redesignate an Unrestricted Subsidiary as a Restricted Subsidiary if such Unrestricted Subsidiary had not, prior to such time, previously been designated as a Restricted Subsidiary. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to this Section 6.24(b) shall be deemed an Acquisition of such Unrestricted Subsidiary and shall be permitted only to the extent permitted as an Acquisition under Section 6.14(b), and the certificate of a Senior Officer setting forth such designation shall state that such Acquisition is so permitted.

(c) Unrestricted Subsidiary Criteria. No Subsidiary shall at any time after the February 2005 Amendment Effective Date be designated, or continue to be considered, as an Unrestricted Subsidiary unless and so long as:

(i) such Subsidiary does not own, directly or indirectly, any Voting Stock or other Capital Stock of the Company or any Restricted Subsidiary;

(ii) no portion of the Debt or any payment obligation (contingent or otherwise) of such Subsidiary (I) is guaranteed by the Company or any Restricted Subsidiary or (II) creates recourse against, or obligates, the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, for the purpose of satisfying such Debt or payment obligation (other than in respect of liabilities for which the Company or a Restricted Subsidiary is jointly obligated with such Subsidiary by operation of law, such as for tax or ERISA claims);

(iii) such Subsidiary has no Debt that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any Debt of the Company or its Restricted Subsidiaries to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(iv) such Subsidiary has no obligation (other than Debt, as to which the provisions of the foregoing clause (iii) shall apply) that, if not paid when due, would permit (upon notice, lapse of time or both) any holder of any Debt of the Company or its Restricted Subsidiaries to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(v) such Subsidiary is not a Guarantor.

7. Section 7 of the Existing Note Purchase Agreements is hereby amended and restated in its entirety as follows:

7. INFORMATION AS TO COMPANY AND GUARANTORS.

7.1 Financial and Business Information.

The Company shall deliver to each holder of Notes:

(a) Company Quarterly Statements. — as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within forty-five (45) days thereafter, duplicate copies of:

(i) consolidated and consolidating balance sheets of the Company and its Subsidiaries (and, separately stated, of the Company and the Restricted Subsidiaries) as at the end of such quarter, and

(ii) consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries (and, separately stated, of the Company and the Restricted Subsidiaries), for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

(iii) the consolidating balance sheet and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries (treating the Company and all Restricted Subsidiaries as one entity and treating all Unrestricted Subsidiaries as another entity) for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter;

setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified as complete and correct, subject to changes resulting from year-end adjustments, by a Senior Financial Officer, accompanied by the certificate required by Section 7.2 (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to each holder of Notes within two (2) days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR);

(b) Company Annual Statements. — as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, duplicate copies of:

(i) a consolidated balance sheet of the Company, and a consolidating balance sheet of the Company and each Guarantor, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, and consolidating statements of income and cash flows of the Company and each Guarantor, for such year, and

(iii) the consolidating balance sheet and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries (treating the Company and all Restricted Subsidiaries as one entity and treating all Unrestricted Subsidiaries as another entity), for such year setting forth in each case in comparative form the corresponding consolidated figures for the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to each holder of Notes within two (2) days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR), and accompanied by,

(A) in respect of the financial statements referred to in clauses (i) and (ii) above, an audit report thereon of independent certified public accountants of recognized national standing, which opinion shall state, without qualification, that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(B) in respect of the financial statements referred to in clause (iii) above, a report from such certified public accountants stating that such consolidating financial statements are derived from the audited consolidated financial statements of the Company;

(C) a certification by a Senior Financial Officer that such consolidated statements are complete and correct, and

(D) the certificates required by Section 7.2 and Section 7.3;

(c) Audit Reports. — promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any management report, special audit report or comparable analysis prepared by them with respect to the books of the Company or any Restricted Subsidiary;

(d) SEC and Other Reports. — promptly upon their becoming available (excluding copies of any financial statements, reports, notices or proxy statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to each holder of Notes within two (2) days after such financial statements, reports, notices or proxy statements become publicly available, stating that such financial statements, reports, notices or proxy statements have been filed with the SEC and are publicly available), a copy of each financial statement, report (including, without limitation, each Quarterly Report on
Form 10-Q, each Annual Report on Form 10-K and each Current Report on Form 8 K), notice or proxy statement sent by the Company or any Subsidiary to stockholders generally and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, in respect thereof filed by the Company or any Subsidiary with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the SEC or any successor agency;

(e) ERISA.

(i) promptly (and in any event, within five (5) Business Days) after any officer of the Company becoming aware of any

(A) “reportable event” (as defined in section 4043 of ERISA), or

(B) “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the IRC),

in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto and, when known, any action taken by the IRS, the Department of Labor or the PBGC with respect thereto, and

(ii) promptly (and in any event, within five (5) Business Days) after any officer of the Company becoming aware thereof, written notice of and, where applicable, a description of

(A) any notice from the PBGC in respect of the commencement of any proceedings pursuant to section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan,

(B) any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof,

(C) the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA,

(D) any Multiemployer Plan becoming “insolvent” (as defined in section 4245 of ERISA) under Title IV of ERISA, or

(E) the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith;

(f) Actions, Proceedings. — promptly after the commencement thereof, notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable probability of an adverse determination and that, if adversely determined, would have a Material Adverse Effect;

(g) Certain Environmental Matters. — prompt written notice of and a description of any event or circumstance that, had such event or circumstance occurred or existed prior to the First Restatement Date, would have been required to be disclosed as an exception to any statement set forth in Section 2.15 and a description of the action that the Company is taking or proposes to take with respect thereto;

(h) Notice of Default or Event of Default. — within five (5) Business Days of any Senior Officer becoming aware of the existence of any condition or event that constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(i) Notice of Claimed Default.

(i) Within five (5) Business Days of any Senior Officer becoming aware that the holder of any Note, or of any Debt or any Security of the Company or any Restricted Subsidiary, shall have given notice or taken any other action with respect to a claimed Default, Event of Default, default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default, Event of Default, default or event of default and what action the Company is taking or proposes to take with respect thereto; and

(ii) Within five (5) Business Days of any Senior Officer becoming aware that the holder of any Debt or any Security of any Unrestricted Subsidiary, shall have given notice or taken any other action with respect to a claimed default or event of default in respect of such Debt or Security, a written notice specifying the notice given or action taken by such holder and the nature of such claimed default or event of default and what action the Company is taking or proposes to take with respect thereto.

(j) Information Furnished Under Revolving Credit Agreement. — at any time that at least one Revolving Credit Agreement is in effect, at the same time required thereby, a copy of each item required to be furnished by the Company or any Restricted Subsidiary pursuant thereto;

(k) Other Creditors. — promptly upon the request of any holder of Notes, copies of any statement, report or certificate furnished to any holder of Debt of the Company or any Subsidiary to the extent that the information contained in such statement, report or certificate has not already been delivered to each holder of Notes;

(1) Rule 144A. — with reasonable promptness, upon the request of any holder of Notes, information required to comply with 17 C.F.R. §230.144A, as amended from time to time; and

(m) Requested Information. — with reasonable promptness, such other data and information as from time to time may be reasonably requested by any holder of Notes.

7.2 Officer’s Certificates.

Each set of financial statements delivered to each holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 6.4 through Section 6.8, inclusive, and Section 6.10 through Section 6.15, inclusive, during the period covered by the income statement then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amounts, ratio or percentage then in existence); and

(b) Event of Default — a statement that the signer has reviewed the relevant terms of the Financing Documents and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and the Restricted Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3 Accountants’ Report.

To the extent not available in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in either case filed with the SEC, each set of annual financial statements delivered pursuant to Section 7.1(b) shall be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and stating further, whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof

7.4 Inspection.

The Company shall permit the representatives of each holder of Notes (at the expense of the Company) to visit and inspect any of the Properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (former and present) (and by this provision the Company authorizes all such accountants to discuss the finances and affairs of the Company and the Restricted Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

3. Section 9 of the Existing Note Purchase Agreements is hereby amended and restated in its entirety as follows:

“9. INTERPRETATION OF THIS AGREEMENT

9.1. Terms Defined.

DEFINITIONS:

1999 Note Purchase Agreement — means, collectively, the separate Note Purchase Agreements, dated as of October 31, 1999, as amended and restated pursuant to the separate Amended and Restated Note Purchase Agreements, dated as of the Second Restatement Date, and as further amended up to and including the February 2005 Amendment Effective Date, between the Company and each of the purchasers named on Annex 1 thereto.

2000 Note Purchase Agreement — means, collectively, the separate Note Purchase Agreements, dated as of June 2, 2000, as amended and restated pursuant to the separate Amended and Restated Note Purchase Agreements, dated as of the Second Restatement Date, and as further amended up to and including the February 2005 Amendment Effective Date, between the Company and each of the purchasers named on Annex 1 thereto.

2002 Note Purchase Agreement — means, collectively, the separate Note Purchase Agreements, dated as of March 1, 2002, as amended and restated pursuant to the separate Amended and Restated Note Purchase Agreements, dated as of the Second Restatement Date, and as further amended up to and including the February 2005 Amendment Effective Date between the Company and each of the purchasers named on Annex 1 thereto.

Acceptable Bank — means any commercial bank

(a) that is organized under the laws of the United States or any state thereof,

(b) that has capital, surplus and undivided profits aggregating at least five hundred million dollars ($500,000,000), and

(c) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) shall be rated “A3” or higher by Moody’s or “A-” or higher by Standard & Poor’s (or comparable ratings by any comparable successor agency).

Acceptable Consideration — means, with respect to any Transfer of any Property of the Company or any Restricted Subsidiary, cash consideration, promissory notes or such other consideration (or any combination of the foregoing) as is, in each case, determined by the Board of Directors of the Company or such Restricted Subsidiary, in its good faith opinion, to be in the best interests of the Company and to reflect the Fair Market Value of such Property.

Acceptable Financial Institution — means an Acceptable Bank or other financial institution which meets the requirements set forth in clauses (a), (b) and (c) of the definition of Acceptable Bank.

Acceptable Rating — means a rating of at least Baa2 by Moody’s and, in addition, a rating of at least BBB by Standard & Poor’s.

Acquisition — means any transaction, or any series of related transactions, consummated after the Amendment No. 3 Effective Date, by which the Company or any of its Restricted Subsidiaries (a) acquires any On-Going Business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of at least a majority of the partner, member or other ownership interests of any Person that is not a corporation.

Affected Subsidiary — means, (a) on or prior to November 1, 2006, any Subsidiary and (b) after November 1, 2006, any Restricted Subsidiary.

Affiliate — means, at any time, a Person (other than a Restricted Subsidiary)

(a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,

(b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company, or

(c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary, at such time.

As used in this definition:

Control — means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement, this — means this agreement, as it may be amended or restated from time to time.

Alternate Interest Rate — means, on any date with respect to any Series L Note, (a) the per annum rate of interest of Morgan Guaranty Trust Company of New York (or its successor) publicly announced in New York City as its prime rate on such date, plus (b) the Applicable Margin with respect to such Series L Note. Each change in such prime rate that is announced by Morgan Guaranty Trust Company of New York (or its successor) will be effective as of the effective date of such announcement or, if no such effective date is specified, as of the date of such announcement.

Amendment No. 3 Effective Date — means the “Effective Date” as defined in that certain Amendment Agreement No. 3 dated as of April 4, 2003 among the Company and each of the holders of the Notes party thereto and consented to by each of the Guarantors.

Anti-Terrorism Order — means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

Applicable Interest Law — means any present or future law (including, without limitation, the law of the United States of America) that has application to the interest and other charges imposed pursuant to this Agreement and the Notes.

Bank Funded Debt Amount — means, at any time, the smallest average daily principal amount of all Debt of the Company and the Restricted Subsidiaries under the Credit Facility which is outstanding during any period of thirty (30) consecutive days selected by the Company falling within the three hundred sixty-five (365) day period ending at such time.

Board of Directors — means, at any time with respect to any Person, the board of directors of such Person, or any committee thereof which, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

Brown’s — means Brown’s of Carolina, Inc., a North Carolina corporation, and its successors and assigns.

Brown’s Farms — means Brown’s Farms, LLC, a Delaware limited liability company, and its successors and assigns.

Brown’s Farms Properties — means each of the real Properties of Brown’s Farms listed in Part 2.5(e) of Annex 2 as being owned by it as of the First Restatement Date.

Business Day — means

(a) with respect to any payment to be made to the holder of any Note under any of the Financing Documents, a day other than a Saturday, a Sunday or a day on which the bank designated by such holder to receive for such holder’s account payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed, and

(b) for all other purposes, a day other than a Saturday, a Sunday or a day on which the national banks located in New York City, New York, are required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

Capital Lease — means a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, or for which the amount of the asset and the liability thereunder, as if so capitalized, should be disclosed in a note to such balance sheet.

Capital Lease Obligation — means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP.

Carroll’s Realty Partnership — means Carroll’s Realty Partnership, a North Carolina general partnership, and its successors and assigns.

Carroll’s Realty Partnership Properties — means each of the real Properties of Carroll’s Realty Partnership listed in Part 2.5(e) of Annex 2 as being owned by it.

Central Plains — means Central Plains Farms, Inc., a Delaware corporation, and its successors and assigns.

Central Plains Properties — means each of the real Properties of Central Plains listed in Part 2.5(e) of Annex 2 as being owned by it as of the First Restatement Date.

Change in Control — means the acquisition at any time after the First Restatement Date by any Person or group of related Persons of beneficial ownership of more than fifty percent (50%) of the Voting Stock of the Company outstanding (excluding for such purpose Persons who own shares through any employee benefit plan of the Company or any trust in connection therewith) at such time.

Circle Four — means Circle Four Corporation, a North Carolina corporation, and its successors and assigns.

Circle Four Properties — means each of the real Properties of Circle Four listed in Part 2.5(e) of Annex 2 as being owned by it as of the First Restatement Date.

Collateral — shall have the meaning assigned to such term in the Trust Agreement.

Collateral Release Conditions — means, at any time:

(a) the Acceptable Rating for the Company’s long term senior unsecured debt is in full force and effect, not having been withdrawn by Moody’s or Standard & Poor’s;

(b) any and all Liens on Property of the Company or any Guarantor securing Debt incurred under or pursuant to each Revolving Credit Agreement of the Company or any Restricted Subsidiary have been released or will be released on or prior to the Collateral Release Date;

(c) the aggregate principal amount of all Debt of the Company and the Subsidiaries secured by Liens permitted solely by Section 6.13(a)(x) does not exceed fifteen percent (15%) of Consolidated Total Tangible Net Worth, determined at such time;

(d) the Company and the holders of the Notes shall have entered into an amendment to the Note Purchase Agreements, in form and substance satisfactory to all holders of the Notes, which provides for an amendment to the covenants set forth in Section 6.4 through 6.15, inclusive, such that the Company’s obligations concerning its financial condition and results of operations are established in a manner which, if complied with, would result in the Company at all times maintaining an Acceptable Rating for its long term, senior unsecured debt; and

(e) no Default or Event of Default exists;

in each case as of such time.

Collateral Release Date — Section 1.5.

Colorado Deed of Trust — means that certain dead of trust, security agreement and assignment of rents and leases, executed in connection with the initial issue of the Notes (and as amended from time to time), by Central Plains in favor of the Security Trustee, securing Central Plains’ indebtedness and obligations under the Joint and Several Guaranty and in respect of the Notes with a first-priority lien encumbering each of the Central Plains Properties located in the State of Colorado.

Company — has the meaning specified in the introductory sentence.

Company Fiscal Year Net Worth Increase Amount — means, for any fiscal year of the Company, the greater of

(i) fifty percent (50%) of Consolidated Net Income for such fiscal year; and

(ii) zero dollars ($0).

Consolidated Current Liabilities — means, at any time, the aggregate amount of current liabilities of the Company and the Restricted Subsidiaries as would be shown on a consolidated balance sheet for such Persons at such time including, without limitation, all liabilities of the Company and the Restricted Subsidiaries under the Revolving Credit Facilities (other than the Bank Funded Debt Amount) at such time.

Consolidated EBITDA — means, with respect to any fiscal period, the sum of

(a) Consolidated Net Income, plus

(b) the aggregate amount of all Consolidated Interest Expense, depreciation, amortization and income taxes,

(to the extent, and only to the extent, that such aggregate amount was deducted in the computation of Consolidated Net Income), in each case accrued for such period by the Company, provided that, with respect to any period during which a Person shall have become, or ceased to be, a Restricted Subsidiary, or during which the Company or any Restricted Subsidiary shall have acquired or disposed of an On-Going Business, the calculation of Consolidated EBITDA shall, without duplication, (i) include the EBITDA for such period of each Person who shall have become a Restricted Subsidiary, and of each On-Going Business acquired by the Company or any Restricted Subsidiary, during such period as if such Person had been a Restricted Subsidiary or such On-Going Business had been owned by the Company or a Restricted Subsidiary for the entire period, or (ii) exclude the EBITDA for such period of each Person who shall have ceased to be a Restricted Subsidiary, and of each On-Going Business disposed of by the Company or any Restricted Subsidiary, at any time after the beginning of such period as if such Person had not been a Restricted Subsidiary at any time during the entire period or such On-Going Business had not been owned or operated by the Company or any Restricted Subsidiary at any time during such period. As used in this definition, EBITDA with respect to any Person or On-Going Business for any period shall mean, the net income (after income taxes) of such Person or On-Going Business for such period, determined in accordance with GAAP plus, to the extent deducted in calculating such net income, amounts attributable to interest, income taxes, depreciation and amortization.

Consolidated Fixed Charges — means, with respect to any fiscal period, the sum of

(a) the amount payable in respect of such fiscal period with respect to interest due on, or with respect to, Debt (including, without limitation, the Notes) owing by or guaranteed by any one or more of the Company and the Restricted Subsidiaries and including, without limitation, amortization of debt discount and expense and imputed interest in respect of Capital Lease Obligations of the Company and the Restricted Subsidiaries, plus

(b) the amount payable in respect of such fiscal period with respect to Operating Rentals payable by any one or more of the Company and the Restricted Subsidiaries,

determined on a consolidated basis for the Company and the Restricted Subsidiaries for such period.

Consolidated Funded Debt — means, at any time, the aggregate amount of Funded Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons at such time.

Consolidated Intangible Assets — means, at any time, the aggregate amount of Intangible Assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis at such time.

Consolidated Interest Expense — means, for any fiscal period, the consolidated interest expense of the Company and its Restricted Subsidiaries accrued for such fiscal period (including, without limitation, cash or non-cash interest expense or deferred or accrued interest expense, amortization of debt discount and expense and the interest portion of all Capital Lease Obligations during such period); provided that, with respect to any fiscal period during which a Person shall have become, or ceased to be, a Restricted Subsidiary, or during which the Company or any Restricted Subsidiary shall have acquired or disposed of an On-Going Business, the calculation of Consolidated Interest Expense shall (i) include the interest expense for such fiscal period with respect to all Debt incurred in connection with the financing of the acquisition of each Person who shall have become a Restricted Subsidiary, and of each On-Going Business acquired by the Company or any Restricted Subsidiary, during such fiscal period as if such Person had been a Restricted Subsidiary or such On-Going Business had been acquired by the Company or a Restricted Subsidiary, and such Debt incurred, on the first day of such period and such Debt had remained outstanding at all times during such period, or (ii) exclude the interest expense for such fiscal period in respect of all Debt which shall have been repaid with the proceeds from the disposition of each Person who shall have ceased to be a Restricted Subsidiary, and of each On-Going Business disposed of by the Company or any Restricted Subsidiary, at any time after the beginning of such period as if such repayment and disposition had occurred on the first day of such period.

Consolidated Net Income — means, with respect to any fiscal period, net earnings (or loss) after income taxes of the Company and the Restricted Subsidiaries determined on a consolidated basis for such Persons for such period, provided there shall be excluded:

(a) any net income or gain (or net loss) during such period from any extraordinary items, and

(b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Restricted Subsidiary in the form of cash dividends or similar cash distributions.

Consolidated Net Income Available for Fixed Charges — means, with respect to any fiscal period, the sum of

(a) Consolidated Net Income, plus

(b) the aggregate amount of

(i) income taxes, and

(ii) Consolidated Fixed Charges,

(to the extent, and only to the extent, that such aggregate amount was reflected in the computation of Consolidated Net Income),

in each case accrued for such period by the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons.

Consolidated Net Worth — means, at any time, the aggregate amount of shareholders’ equity of the Company and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of such Persons at such time.

Consolidated Total Assets — means, at any time, the aggregate amount at which all assets of the Company and the Restricted Subsidiaries would be shown on a consolidated balance sheet for such Persons at such time.

Consolidated Total Capitalization — means, at any time, the sum of

(a) Consolidated Net Worth, plus

(b) Consolidated Funded Debt,

determined in each case at such time.

Consolidated Total Intangible Assets — means, at any time, the aggregate amount of Intangible Assets of the Company and its Subsidiaries, determined on a consolidated basis at such time.

Consolidated Total Liabilities — means, at any time, the aggregate amount at which all liabilities of the Company and the Restricted Subsidiaries (including, without limitation, (a) all Guaranties of Debt by such Persons and (b) all amounts attributable to Mandatorily Redeemable Stock of the Company and the Restricted Subsidiaries to the extent that such Mandatorily Redeemable Stock is redeemable within one year of such time) would be shown on a consolidated balance sheet for such Persons at such time.

Consolidated Total Net Worth — means, at any time, the aggregate amount of shareholders’ equity of the Company and its Subsidiaries as would be shown on a consolidated balance sheet of such Persons at such time.

Consolidated Total Tangible Net Worth — means, at any time,

(a) Consolidated Total Net Worth, minus

(b) Consolidated Total Intangible Assets,

determined in each case at such time.

Control Event — means

(a) the execution by the Company, any Subsidiary or any Affiliate of any letter of intent with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, could reasonably be expected to result in a Change in Control,

(b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change in Control, or

(c) the making of any written offer by any Person to the holders of Voting Stock of the Company which offer, if accepted by the requisite number of such holders, would result in a Change in Control.

Control Prepayment Date — Section 4.3(a).

Credit Facility — means that certain Revolving Credit Agreement dated as of August 19, 2005 among the Company, certain of the Restricted Subsidiaries, JP Morgan Chase Bank N.A. as administrative agent and the lenders party thereto, providing for an aggregate amount of up to one billion, two hundred million dollars ($1,200,000,000) in loans to the Company, as it may be amended, supplemented, or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Revolving Credit Agreement or one or more other credit or other agreements).

Current Investment — Section 6.14(c)(i).

Debt — means, at any time, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money (including, without limitation, all obligations of such Person evidenced by any debenture, bond, note, commercial paper or Security, but also including all such obligations for borrowed money not so evidenced);

(b) all obligations of such Person to pay the deferred purchase price of Property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreements, provided that accounts payable incurred in the ordinary course of business of such Person shall be excluded from this clause (b);

(c) all Capital Lease Obligations of such Person;

(d) all obligations for borrowed money secured by any Lien existing on Property owned by such Person (whether or not such obligations have been assumed by such Person or recourse in respect thereof is available against such Person); and

(e) any Guaranty of such Person of any obligation or liability of another Person of a type described in any of clause (a) through clause (d), inclusive, of this definition.

Debt of a Person shall include all obligations of such Person of the character described in clause (a) through clause (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

Deeds of Trust — means, collectively, the Utah Deed of Trust, the Virginia Deed of Trust, the South Carolina Deeds of Trust, the North Carolina Deeds of Trust and the Colorado Deed of Trust.

Default — means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Depreciation — means, for any fiscal year of the Company, the aggregate amount of depreciation attributable to the “Improvements” (as such term is defined in the Deeds of Trust) which would be included in the total amount of depreciation that would be shown on a statement of income prepared in respect of the Company and the Restricted Subsidiaries on a consolidated basis for such fiscal year.

Distribution — means

(a) any dividend or other distribution, direct or indirect, on account of capital stock of the Company, any Preexisting Restricted Subsidiary or any New Restricted Subsidiary (except dividends payable solely in shares of capital stock other than Mandatorily Redeemable Stock of the Company or such Restricted Subsidiary), and

(b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any capital stock of the Company, any Preexisting Restricted Subsidiary or any New Restricted Subsidiary, or of any warrants, rights or other options to acquire any shares of such capital stock.

EDGAR — means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

Environmental Indemnification Agreement — means one or more environmental indemnification agreements, executed in connection with the original issue of the Notes (as amended from time to time), by each of the Company, Circle Four, Smithfield-Carroll’s Farms, Brown’s Farms, Carroll’s Realty Partnership and Central Plains in favor of the Security Trustee.

Environmental Protection Law — means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, all amendments to any of the foregoing and all rules and regulations issued in connection therewith) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations, issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

ERISA — means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate — means any corporation or trade or business that

(i) is a member of the same controlled group of corporations (within the meaning of section 414(b) of the IRC) as the Company, or

(ii) is under common control (within the meaning of section 414(c) of the IRC) with the Company.

Event of Default — Section 8.1.

Excluded Transfers — Section 6.15(a)(iii).

Existing Note Purchase Agreement — Section 1.1.

Fair Market Value — means, at any time, with respect to any Property, the sale value of such Property that would be realized in an arm’s-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

February 2005 Amendment — means that certain Amendment Agreement No. 1 to Second Amended and Restated Note Purchase Agreement, among the Company and the Noteholders party thereto and acknowledged by each of the Guarantors.

February 2005 Amendment Effective Date — means February 15, 2005.

Financing Documents — means the Note Purchase Agreements, the Notes, the Joint and Several Guaranty, the Joinder Agreement, the Security Documents, the Intercreditor Agreement, the Environmental Indemnification Agreement and the other agreements and instruments to be executed pursuant to the terms of each of such Financing Documents, as each may be amended from time to time.

First Restatement Date — Section 1.2(b).

Fixed Asset Collateral — means each of the Mortgaged Properties and fixtures and other Property located thereon and used in connection therewith, as more particularly described in the Security Documents.

Foreign Pension Plan — means any plan, fund or other similar program

(a) established or maintained outside of the United States of America by any one or more of the Company or the Subsidiaries primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement, and

(b) not otherwise subject to ERISA.

Funded Debt — means, at any time, with respect to any Person, without duplication:

(a) all Debt of such Person (including, without limitation, the current portion thereof) that by its terms or by the terms of any instrument or agreement relating thereto matures, or that is otherwise payable or unpaid, more than one (1) year from, or is directly or indirectly renewable or extendible at the option of such Person to a date more than one (1) year (including, without limitation, an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year) from, the date of the creation of such Debt (notwithstanding that such Debt may be under certain contingencies payable on demand or within one (1) year after such date of creation), provided, however, that, with respect to the Company and the Restricted Subsidiaries, such Debt shall exclude the amount outstanding at such time under the Credit Facility and include an amount equal to the Bank Funded Debt Amount at such time;

(b) all Capital Lease Obligations of such Person; and

(c) all Debt of such Person of the type specified in clause (e) of the definition of “Debt,” provided that such Debt of such Person is in respect of or in support of Funded Debt of another Person.

GAAP — means generally accepted accounting principles as set forth from time to time in the statements, opinions and pronouncements of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such statements, opinions and pronouncements of such other entities as shall be approved by a significant segment of the accounting profession in the United States of America.

Governmental Authority — means

(a) the government of

(i) the United States of America and any state or other political subdivision thereof, or

(ii) any jurisdiction (A) in which the Company or any Subsidiary conducts all or any part of its business or (B) that asserts jurisdiction over the conduct of the affairs or Properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

Great Lakes Cattle Merger — means the merger of The Ohio Feed Lot, Inc. and Great Lakes Cattle Credit Company, LLC, each Wholly-Owned Subsidiaries, into Beef Production Systems, Inc., a Wholly-Owned Subsidiary, pursuant to a Certificate of Merger dated as of August 31, 2004 and filed with the Secretary of State of the State of Delaware on September 13, 2004 so long as on or prior to October 29, 2004, Cattle Production Systems, Inc. (formerly Beef Production Systems, Inc.) shall have become party as a guarantor to the Joint and Several Guaranty.

Guarantor — means each of the Original Guarantors, each of the New Guarantors and each other Person that shall have become a “Guarantor” pursuant to the Joint and Several Guaranty.

Guaranty — means, with respect to any Person (for the purposes of this definition, the “Subject Guarantor”), any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner (including, without limitation, obligations that arise as a matter of law or otherwise as a result of such Person’s status as a general partner in a partnership or a holder of equity or other Property interest in a corporation, partnership, limited liability company or other business operation commonly referred to as a “joint venture”), whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by the Subject Guarantor:

(a) to purchase such indebtedness or obligation or any Property or assets constituting security therefor;

(b) to advance or supply funds

(i) for the purpose of payment of such indebtedness or obligation, or

(ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the Subject Guarantor.

Hazardous Substances — means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, petroleum and petroleum derivatives and by-products).

Indemnification Fee — Section 4.1(f)(vi).

Institutional Investor — means each of the Noteholders, any affiliate of any of the Noteholders, and any holder of Notes that is an “accredited investor” as defined in Section 2(15) of the Securities Act.

Intangible Assets — means, with respect to any Person at any time, the following:

(a) patents, copyrights, trademarks, trade names, service marks, brand names, franchises, goodwill, experimental expenses and other similar intangibles;

(b) deferred assets (other than prepaid taxes, prepaid insurance, prepaid contract payments, prepaid license fees and other prepaid expenses which are refundable);

(c) unamortized debt discount and expense; and

(d) all other Property which would be considered to be intangible under GAAP.

Intercreditor Agreement — means that certain intercreditor agreement (as may be amended from time to time), executed in connection with the original issue of the Notes, among the Company, the Guarantors, the Security Trustee and The JP Morgan Chase Bank (formerly The Chase Manhattan Bank), with respect to the Credit Facility,

Investment — means any investment, made in cash or by delivery of Property, by the Company, any Preexisting Restricted Subsidiary or any New Restricted Subsidiary:

(a) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise; or

(b) in any Property.

IRC — means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

IRS — means the Internal Revenue Service and any successor agency.

John Hancock — means John Hancock Mutual Life Insurance Company.

Joinder Agreement — means that Joinder Agreement, dated as of June 9, 2000, entered into by each of the New Guarantors, relating to the Joint and Several Guaranty.

Joint and Several Guaranty — means that certain Joint and Several Guaranty, executed in connection with the initial issue of the Notes, by each of the Original Guarantors in favor of the Security Trustee and the holders of the Notes.

Joint Venture Investment — means any Investment by the Company or any of its Restricted Subsidiaries as a joint venturer or partner in, or lender to, any other Person (other than a Subsidiary) principally engaged in a business in which the Company and its Restricted Subsidiaries are permitted by Section 6.18 to be engaged.

Lien — means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, deed of trust, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing. The term “Lien” includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property. For the purposes of this definition, each of the Company and the Restricted Subsidiaries is deemed to be the owner of any Property that it shall have acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting is deemed a Lien. The term “Lien” does not include negative pledge clauses in agreements relating to the borrowing of money.

Make-Whole Amount — means, at any time,

(a) with respect to a principal amount of Series I Notes and/or Series K Notes being prepaid (in whole or in part) or accelerated, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of the Notes of such Series over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero;

(b) with respect to a principal amount of Series J Notes being prepaid (in whole or in part) or accelerated, an amount sufficient to compensate the holder of such Series J Notes for its loss of yield, if any, determined in accordance with the mark-to-market conventions then used by such holder; and

(c) with respect to a principal amount of Series L Notes being prepaid (in whole or in part) or accelerated, an amount equal to the applicable percentage set out below of the principal amount of the Notes being prepaid or outstanding at the time of such acceleration, as the case may be:

If prepayment or acceleration occurs during the period	Percentage of the Principal Amount to be Paid
October 29, 1999 through September 30, 2002	4.5%
November 1, 2002 through October 31, 2003	3.5%
November 1, 2003 through October 31, 2004	2.5%
November 1, 2004 and at all times thereafter	0%

For purposes of determining the Make-Whole Amount of the Series I Notes and the Series K Notes, the following terms have the following meanings:

Called Principal — means, with respect to any Series I Notes or Series K Notes, the principal of such Note that is to be prepaid pursuant to Section 4.3 or Section 4.4, or has become immediately due and payable pursuant to Section 8.2, as the context requires.

Discounted Value — means, with respect to the Called Principal of any Series I Note or Series K Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series I Notes or Series K Notes, as applicable, is payable) equal to the Reinvestment Yield with respect to such Called Principal.

Reinvestment Yield — means, with respect to the Called Principal of any Series I Note or any Series K Note, one-half percent (0.50%) over the yield to maturity implied by (a) the yields reported, as of 10:00 a.m. (New York City time) on the second (2”) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on Bridge Telerate (or such other display as may replace “Page 678” on Bridge Telerate) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second (2”) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (x) the actively traded U.S. Treasury security with duration closest to and greater than the Remaining Average Life and (y) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

Remaining Average Life — means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth (1/12th) year) obtained by dividing (x) such Called Principal into (y) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth (1/12th) year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Remaining Scheduled Payments — means, with respect to the Called Principal of any Series I Note or Series K Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series I Notes or Series K Notes, as applicable, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 4.3, Section 4.4 or Section 8.2, as the case may be.

Settlement Date — means, with respect to the Called Principal of any Series I Note or Series K Note, the date on which such Called Principal is to be prepaid or paid pursuant to Section 4.3, Section 4.4 or Section 8.2, as the case may be.

Mandatorily Redeemable Stock — means, with respect to any Person, each share of such Person’s capital stock to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt of such Person (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as redemption required to be made out of future earnings or (b) convertible into other Mandatorily Redeemable Stock of such Person.

Material Adverse Effect — means, with respect to any event or circumstance (either individually or in the aggregate with all other events and circumstances), an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect of

(a) the business, prospects, profits, Properties or condition (financial or otherwise) of the Company (individually) or the Company and the Restricted Subsidiaries (taken as a whole),

(b) the ability of the Company to perform its obligations set forth herein and in the Notes or the ability of any Guarantor to perform its obligations under the Joint and Several Guaranty, or

(c) any of the rights or remedies of the holders of the Notes under any Financing Document or the enforceability of any Financing Document against the Company or any Guarantor.

Maximum Legal Rate of Interest — means, with respect to any Note, the maximum rate of interest that the holder of such Note may from time to time legally charge the Company by agreement and in regard to which the Company would be prevented successfully from raising the claim or defense of usury under the Applicable Interest Law as now or hereafter construed by courts having appropriate jurisdiction. The Company acknowledges and agrees that 12 U.S.C. section 2205 provides that institutions of the Farm Credit System are not subject to any interest rate limitation imposed by any state constitution or statute or other laws, and that any such limitations are preempted, and therefore any interest owing under the Notes, to the extent purchased or held by an institution of the Farm Credit System, is not subject to any ceiling.

Moody’s — means Moody’s Investors Service, Inc.

Morrell — means John Morrell & Co., a Delaware corporation, and its successors and assigns.

Morrell Pension Plans — means, collectively, the defined benefit Pension Plan administered for salaried employees of Morrell and the defined benefit Pension Plan administered for hourly employees of Morrell, in each case as maintained on the First Restatement Date by Morrell.

Mortgaged Properties — means the Circle Four Properties, the Smithfield-Carroll’s Farms Properties, the Brown’s Farms Properties, the Carroll’s Realty Partnership Properties and the Central Plains Properties.

Multiemployer Plan — means any multiemployer plan (as defined in Section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an “employer” (as such term is defined in Section 3(5) of ERISA).

Multiple Employer Pension Plan — means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), subject to Title IV of ERISA, to which the Company or any ERISA Affiliate and an employer (as such term is defined in Section 3 of ERISA) other than an ERISA Affiliate or the Company contribute.

New Guarantors — means Murphy Farms, Inc. and Smithfield Packing Real Estate, LLC.

New Restricted Subsidiary — means a Subsidiary which became a Restricted Subsidiary after the February 2005 Amendment Effective Date.

North Carolina Deeds of Trust — means that certain deed of trust, security agreement and assignment of rents and leases (each as amended from time to time), in favor of the Security Trustee, executed in connection with the initial issue of the Notes by each of Brown’s Farms (with respect to the Brown’s Farms Properties in North Carolina), Carroll’s Realty Partnership (with respect to the Carroll’s Realty Partnership Properties in North Carolina) and Smithfield-Carroll’s Farms (with respect to the Smithfield-Carroll’s Farms Properties in North Carolina), securing the indebtedness and obligations of Brown’s Farms, Carroll’s Realty Partnership and Smithfield-Carroll’s Farms, respectively, under the Joint and Several Guaranty and in respect of the Notes with the grant of a first-priority lien (subject to the Liens described in the note at the end of Part 2.2(b) of Annex 2) and encumbering such Properties.

Note — Section 1.1.

Noteholders — Section 1.1.

Note Purchase Agreements — Section 1.2(c).

Obligors — means the Company and the Guarantors.

On-Going Business — means a distinct operating business, whether operated as a division of a larger business operation or operated independently, which regardless of the form of legal entity owns or operates the assets and has the liabilities, of such business.

Operating Lease — means any lease other than a Capital Lease.

Operating Rentals — means, at any time, all fixed and contingent payments (other than amounts constituting the purchase price payable by the lessee to acquire title to the Property which is the subject of a lease) that the lessee is required to make by the terms of any Operating Lease.

Original Guarantors — means Gwaltney of Smithfield, Ltd., Morrell, The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, Carroll’s Foods, Inc., Carroll’s Realty, Inc., Carroll’s Realty Partnership, North Side Foods Corp., Lykes Meat Group, Inc., Circle Four, Brown’s, Brown’s Farms, Carroll’s Foods of Virginia, Inc., Smithfield-Carroll’s Farms and Central Plains.

PBGC — means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

Pension Plan — means, at any time, any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation any Multiple Employer Pension Plan.

Permitted Distributions — Section 6.12(a).

Permitted Exceptions — means each of the items constituting a “Permitted Exception” in each of the Deeds of Trust.

Person — means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

Preexisting Restricted Subsidiary — means each Person which was a Subsidiary prior to the February 2005 Amendment Effective Date including, without limitation, Subsidiaries designated as Restricted Subsidiaries on the February 2005 Amendment Effective Date.

Property — means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

Purchase Money Lien — means:

(a) a Lien held by any Person (whether or not the seller of such Property) on tangible Property (or a group of related items of Property the substantial portion of which are tangible) acquired or constructed by the Company or any Restricted Subsidiary, which Lien secures all or a portion of the related purchase price or construction costs of such Property, provided that such Lien

(i) is created contemporaneously with, or within one hundred eighty (180) days of, such acquisition or construction,

(ii) encumbers only Property purchased or constructed after the First Restatement Date and acquired with the proceeds of the Debt secured thereby, and

(iii) is not thereafter extended to any other Property; and

(b) any Lien existing on Property of any corporation at the time it becomes a Restricted Subsidiary, provided that

(i) no such Lien shall extend to or cover any Property other than the Property subject to such Lien at the time of any such transaction, and

(ii) such Lien was not created in contemplation of any such transaction.

Reference Institution — Section 4.1(g)(v).

Required Holders — means, at any time, the holder or holders of at least seventy-five percent (75%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate), without regard to Series of such outstanding Notes.

Restricted Investments — means, at any time, all Investments except the following:

(a) Investments in existence on the First Restatement Date and described on Part 9.1 (RI) of Annex 2;

(b) Investments in certificates of deposit, repurchase agreements and banker’s acceptances issued by an Acceptable Bank, provided that such obligations mature within one (1) year from the date of acquisition thereof;

(c) Investments in commercial paper that (i) is rated either “P-1” or higher by Moody’s or “A-1” or higher by Standard & Poor’s (or comparable ratings by any comparable successor agency) and (ii) mature not more than two hundred seventy (270) days from the date of creation thereof;

(d) Investments in direct obligations of the United States of America, or any agency thereof, or obligations unconditionally guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof.;

(e) Investments in Property to be used in the ordinary course of business of the Company and the Restricted Subsidiaries;

(f) Investments in one or more Restricted Subsidiaries or in any corporation that concurrently with such Investment becomes a Restricted Subsidiary;

(g) Acquisitions and Joint Venture Investments permitted pursuant to the terms of Section 6.14, provided that the Company and/or one or more of the Restricted Subsidiaries maintains significant control over the business operations of the Person in which such Joint Venture Investment is being made; and

(h) Investments in one or more Unrestricted Subsidiaries permitted pursuant to the terms of Section 6.14 and Section 6.24.

Restricted Payment — means

(a) any Distribution, and

(b) any Subordinated Payment.

Restricted Subsidiary — means any Subsidiary of the Company other than an Unrestricted Subsidiary.

Restricted Subsidiary Stock — Section 6.15(b).

Revolving Credit Agreement — means, with respect to the Company or any Restricted Subsidiary, a credit or loan agreement to which the Company or such Restricted Subsidiary is a party and pursuant to which the Company or such Restricted Subsidiary is entitled to obtain working capital loans or other loans from the commercial bank or commercial banks party thereto, and shall include, without limitation, the Credit Facility.

SEC — means the Securities and Exchange Commission or any successor thereto.

Second Restatement Date — Section 1.2(b).

Securities Act — means the Securities Act of 1933, as amended.

Security — means “security” as defined by Section 2(1) of the Securities Act.

Security Agreements — means those certain separate security agreements, executed in connection with the original issue of the Notes (each as amended or otherwise modified from time to time), by each of Circle Four, Carroll’s Realty Partnership, Smithfield-Carroll’s Farms, Brown’s Farms and Central Plains in favor of the Security Trustee, securing the indebtedness and obligations of each of such Subsidiaries under the Joint and Several Guaranty and in respect of the Notes with a lien encumbering certain personal property of such Guarantors, subject only to prior Liens permitted by such security agreements.

Security Documents — means the Trust Agreement, the Deeds of Trust, the Security Agreements and the other agreements and instruments to be executed pursuant to the terms of each of such Security Documents, as each may be amended from time to time.

Security Trustee — shall have the meaning assigned to such term in the Trust Agreement.

Senior Financial Officer — means the chief financial officer, the principal accounting officer, the controller or the treasurer of the Company.

Senior Officer — means the chairman of the Board of Directors, the chief executive officer, the chief operating officer, the president, the chief financial officer, the general counsel or any vice president of the Company.

Senior Subordinated Debt — means, at any time, the aggregate principal amount of the Company’s Senior Subordinated Notes due 2008 outstanding at such time and any additional Debt of the Company outstanding at such time which has subordination provisions and other terms and conditions acceptable to the Required Holders.

Series — means any one or more of the Series I Notes, Series J Notes, Series K Notes or Series L Notes.

Series I Notes — Section 1.1(a).

Series J Fixed Rate — means any one of the following: the Series J 30-Day Fixed Rate, the Series J 60-Day Fixed Rate or the Series J 90-Day Fixed Rate.

Series J LIBOR Base Rate — Section 4.1(f)(vii).

Series J Notes — Section 1.1(b).

Series J Rate — means, at any time, the interest rate applicable to the Series J Notes at such time, as determined in accordance with this Section 4.1(f).

Series J 30-Day Fixed Rate — Section 4.1(f)(vii).

Series J 60-Day Fixed Rate — Section 4.1(f)(vii).

Series J 90-Day Fixed Rate — Section 4.1(f)(vii).

Series J Variable Rate — Section 4.1(f)(vii).

Series K Notes — Section 1.1(c).

Series L Initial Interest Period — Section 4.1(g)(i).

Series L Interest Period — Section 4.1(g)(i).

Series L LIBOR Base Rate — means, on any date, the per annum London Interbank Offered Rate for three-month United States dollar deposits (truncated to two decimal places) as published in the “Money Rates” column of the Wall Street Journal (or a comparable listing in the Wall Street Journal) on the Business Day immediately preceding such date. If, for any reason, such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the holders of at least fifty-one percent (51%) in principal amount of the Series L Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate), dollars in the amount of $5,000,000 are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to such date, for settlement in immediately available funds by leading banks in the London interbank market for a period of three months.

Series L Notes — Section 1.1(d).

Series L Rate — means (a) for the Series L Initial Interest Period, 7.70%, and (b) for each Series L Interest Period thereafter, the sum of the Series L LIBOR Base Rate determined with respect to such Series L Interest Period plus one and fifty one-hundredths percent (1.50%) per annum.

Series L Rate Adjustment Date — means the first (1st) day of each January, April, July and October in each year, or if such day is not a Business Day, then the then next succeeding Business Day.

Series L Rate Determination Date — Section 4.1(g)(ii).

Smithfield Canada — means, collectively, Smithfield Canada Limited and 2004171 Ontario Inc., each a corporation governed by the laws of the Province of Ontario and a Wholly-Owned Subsidiary.

Smithfield Canada Transfer — means the sale of Smithfield Canada to Maple Leaf Foods, Inc., a corporation governed by the laws of Canada, pursuant to the terms of the Smithfield Canada Transfer Agreement.

Smithfield Canada Transfer Agreement — means that certain Share Purchase Agreement dated as of September 24, 2003 between the Company and Maple Leaf Foods, Inc., a copy of which has been delivered to each of the holders of the Notes outstanding on such date, with such amendments and supplements thereto as may be agreed to by the parties which do not in the aggregate substantially modify the terms of such Share Purchase Agreement so delivered.

Smithfield-Carroll’s Farms — means Smithfield-Carroll’s Farms, a Virginia general partnership, and its successors and assigns.

Smithfield-Carroll’s Farms Properties — means each of the real Properties of Smithfield-Carroll’s Farms listed in Part 2.5(e) of Annex 2 as being owned by it as of the First Restatement Date.

South Carolina Deeds of Trust — means those certain deeds of trust, security agreements and assignments of rents and leases (each as amended from time to time), in favor of the Security Trustee, executed in connection with the initial issue of the Notes by each of Brown’s Farms (with respect to the Brown’s Farms Properties in South Carolina) and Carroll’s Realty Partnership (with respect to the Carroll’s Realty Partnership Properties in South Carolina), securing the indebtedness and obligations of Brown’s Farms and Carroll’s Realty Partnership under the Joint and Several Guaranty and in respect of the Notes with the grant of a first-priority lien encumbering each of such Properties.

Standard & Poor’s — means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Subordinated Payment — means payments of interest on, or payments or prepayments of principal of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of any principal or interest on (a) Debt of the Company (including, without limitation, Senior Subordinated Debt) or any Guarantor which is subordinate or junior in right of payment or otherwise to the Debt evidenced by the Notes or the Joint and Several Guaranty or (b) Debt owing to any Affiliate.

Subsidiary — means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

Surviving Corporation — Section 6.14(a)(i).

Third Party Debt — means any and all Debt (other than Debt evidenced by the Notes or the Joint and Several Guaranty).

Trademark Subsidiary — means a Restricted Subsidiary that has no material assets other than:

(a) patents, trademarks, service marks, trade names, copyrights and other similar licenses and intangibles used or useful in the conduct of the business of the Company or any Restricted Subsidiary;

(b) intercompany obligations in its favor obtained in respect of the granting of rights to the Company and the other Restricted Subsidiaries with respect to the patents, trademarks, service marks, trade names, copyrights and other similar licenses and intangibles held by it; and

(c) in the case of SF Investments, Inc., a Delaware corporation, certain other assets (including, without limitation, the capital stock of Smithfield Companies, Inc.) that are material but in any event whose primary assets are of the type described in clauses (a) and (b) above.”

Transfer — Section 6.15(a).

Trust Agreement — means that certain trust agreement (as amended from time to time) in favor of the Security Trustee, executed in connection with the initial issue of the Notes by the Company and the Guarantors.

Unrestricted Subsidiary — means any Subsidiary of the Company that shall have been designated as an “Unrestricted Subsidiary” in accordance with the provisions of Section 6.24 and (b) any Subsidiary of an Unrestricted Subsidiary.

USA Patriot Act — means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Utah Deed of Trust — means that certain deed of trust, security agreement and assignment of rents and leases (as amended from time to time), by Circle Four in favor of the Security Trustee, executed in connection with the initial issue of the Notes, for the Circle Four Properties located in the State of Utah (, securing Circle Four’s indebtedness and obligations under the Joint and Several Guaranty and in respect of the Notes with a first-priority lien encumbering each of the Circle Four Properties located in the State of Utah.

Virginia Deed of Trust — means that certain deed of trust, security agreement and assignment of rents and leases, by Smithfield-Carroll’s Farms in favor of the Security Trustee, executed in connection with the initial issue of the Notes, for the Smithfield-Carroll’s Farms Properties located in the Commonwealth of Virginia (as amended from time to time), securing Smithfield-Carroll’s Farms’ indebtedness and obligations under the Joint and Several Guaranty and in respect of the Notes with a first-priority lien (subject to the Liens described in the note at the end of Part 2.2(b) of Annex 2) encumbering each of the Smithfield-Carroll’s Farms Properties located in the Commonwealth of Virginia.

Voting Stock — means capital stock of any class or classes of a corporation having power under ordinary circumstances to vote for the election of members of the board of directors, or Persons performing similar functions (irrespective of whether or not at the time stock of any of the class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

Wholly-Owned Restricted Subsidiary — means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity Securities (except directors’ qualifying shares) and voting Securities of which are owned by any one or more of the Company and the other Wholly-Owned Restricted Subsidiaries at such time.

Wholly-Owned Subsidiary — means, at any time, any Subsidiary one hundred percent (100%) of all of the equity Securities (except directors’ qualifying shares) and voting Securities of which are owned by any one or more of the Company and the other Wholly-Owned Subsidiaries at such time.